                                                            EXHIBIT 10.5

             CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH
                     THE SECURITIES AND EXCHANGE COMMISSION.
                        ASTERISKS DENOTE SUCH OMISSIONS.

                          SUPPLY AND EMPLOYEE AGREEMENT

                                     BETWEEN

                                       BPI

                                       AND

                                       KOS

                             DATED AS OF MAY 2, 2005

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE 1  DEFINITIONS...................................................     1

ARTICLE 2  PURCHASE AND SALE OF PRODUCT..................................     9
   2.1     General.......................................................     9
   2.2     Supply and Purchase of the Product............................     9
   2.3     Supply Prices for Product.....................................     9
   2.4     Samples of Product............................................     9
   2.5     Product Form and Labeling.....................................     9
   2.6     Forecasts and Purchase Orders.................................    10
   2.7     Product Supply................................................    11
   2.8     Product Supply Capacity.......................................    12
   2.9     Delivery......................................................    12
   2.10    Product Quality...............................................    12
   2.11    Changes in Product Specifications.............................    13
   2.12    Manufacturing Changes.........................................    13
   2.13    Records/Facilities............................................    13
   2.14    Rejection of Product; Remedies................................    13
   2.15    Product Warranties............................................    14
   2.16    Regulatory Compliance.........................................    15
   2.17    Access to Facilities..........................................    15
   2.18    Inspections...................................................    16
   2.19    Threshold Purchases...........................................    16
   2.20    CMC Information...............................................    17
   2.21    Shelf-life....................................................    17

ARTICLE 3  MARKETING PLANS AND REGULATORY MATTERS........................    17
   3.1     Intentionally Deleted.........................................    17
   3.2     Marketing Plans...............................................    17
   3.3     Marketing Plan Activities.....................................    17
   3.4     Intentionally Deleted.........................................    18
   3.5     Intentionally Deleted.........................................    18
   3.6     Intentionally Deleted.........................................    18

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   3.7     Promotional Materials and Other Materials.....................    18
   3.8     Provisions Applicable to Sales Representatives................    19
   3.9     Market Conditions.............................................    22
   3.10    Managed Care..................................................    22
   3.11    Compliance with Laws..........................................    23
   3.12    Intentionally Deleted.........................................    24
   3.13    Regulatory Matters............................................    24
   3.14    Authorized Generic............................................    27

ARTICLE 4  LIMITATIONS ON RIGHTS GRANTED TO KOS..........................    27
   4.1     Grant of Rights to other Persons..............................    27
   4.2     No Implied Grants.............................................    28
   4.3     Retained Rights...............................................    28
   4.4     Ex-Territory Activities.......................................    28

ARTICLE 5  FINANCIAL TERMS...............................................    28
   5.1     Purchase Price for Product Sold Commercially..................    28
   5.2     Closing Date Payment..........................................    28

ARTICLE 6  PAYMENT TERMS.................................................    29
   6.1     Payment Method................................................    29
   6.2     Reports and Payments of Purchase Price........................    29
   6.3     Books and Records; Audit......................................    30

ARTICLE 7  EMPLOYEE TRANSFER.............................................    31
   7.1     Employee Transfer.............................................    31
   7.2     Transition of Benefits........................................    32
   7.3     Welfare Benefits Generally....................................    33
   7.4     Retention of Liabilities by BPI...............................    34
   7.5     Retention of Liabilities by Kos...............................    34
   7.6     Severance.....................................................    34
   7.7     Calendar Year 2005 Bonuses....................................    35
   7.8     Termination of Agreements.....................................    35

ARTICLE 8  CONFIDENTIALITY...............................................    35

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   8.1     Confidential Information......................................    35
   8.2     Publicity; Filing of this Agreement...........................    37
   8.3     Publication...................................................    37
   8.4     Use of Names..................................................    37
   8.5     Confidentiality of this Agreement.............................    38
   8.6     Survival......................................................    38

ARTICLE 9  INTELLECTUAL PROPERTY.........................................    38
   9.1     Ownership of Names............................................    38
   9.2     Trade Dress...................................................    38
   9.3     Domain Names..................................................    38

ARTICLE 10 REPRESENTATIONS AND WARRANTIES................................    38
   10.1    Representations and Warranties................................    38
   10.2    Performance by Affiliates.....................................    40
   10.3    Disclaimer of Warranty........................................    41
   10.4    Limitation of Liability.......................................    41
   10.5    Survival of Certain Representations/Warranties................    41

ARTICLE 11 TERM AND TERMINATION..........................................    41
   11.1    Term..........................................................    41
   11.2    Allegations of Material Breach................................    41
   11.3    Bankruptcy Event..............................................    42
   11.4    Termination Prior to Closing..................................    42

ARTICLE 12 EFFECTS OF TERMINATION........................................    42
   12.1    Effects of Termination........................................    42
   12.2    Accrued Rights................................................    43
   12.3    Intentionally Omitted.........................................    43
   12.4    Survival......................................................    43
   12.5    Sale of Inventory.............................................    43

ARTICLE 13 INDEMNIFICATION; INSURANCE....................................    43
   13.1    Indemnification...............................................    43
   13.2    Notice of Claim...............................................    44

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   13.3    Control of Defense............................................    45
   13.4    Right to Participate in Defense...............................    45
   13.5    Settlement....................................................    45
   13.6    Cooperation...................................................    46
   13.7    Expenses of the Indemnified Party.............................    46
   13.8    Product Liability.............................................    46
   13.9    Additional BPI Indemnification Obligations....................    47
   13.10   Insurance.....................................................    47

ARTICLE 14 DISPUTE RESOLUTION............................................    47
   14.1    Disputes......................................................    47
   14.2    Litigation....................................................    48
   14.3    Injunctive Relief.............................................    48

ARTICLE 15 CLOSING AND CLOSING CONDITIONS................................    48
   15.1    Closing.......................................................    48
   15.2    Conditions to Obligations of Kos..............................    48
   15.3    Conditions to Obligations of BPI..............................    49
   15.4    Further Assurances............................................    49

ARTICLE 16 MISCELLANEOUS.................................................    49
   16.1    Entire Agreement; Amendment...................................    49
   16.2    Force Majeure.................................................    49
   16.3    Notices.......................................................    50
   16.4    Independent Contractors.......................................    51
   16.5    Non-Solicitation..............................................    51
   16.6    United States Dollars.........................................    51
   16.7    No Strict Construction........................................    51
   16.8    Assignment....................................................    51
   16.9    Governing Law.................................................    52
   16.10   Counterparts..................................................    52
   16.11   Further Actions...............................................    52
   16.12   Severability..................................................    52

                                TABLE OF CONTENTS
                                   (continued)

                                                                            PAGE
                                                                            ----
   16.13   Ambiguities...................................................    52
   16.14   Headings......................................................    53
   16.15   No Waiver.....................................................    53

Schedules

Schedule 1.6         Cardizem LA Threshold Purchases
Schedule 1.27        Net Selling Price Example
Schedule 2.4         Sample Prices
Schedule 2.6.1       Batch Sizes
Schedule 2.6.2       Template for Initial Firm Zone
Schedule 2.6.5(A)    Initial Purchase Order
Schedule 2.6.5(B)    Maximum Capacity
Schedule 5.1.1       Floor Price
Schedule 5.1.2       Authorized Generic
Schedule 6.2.2       Reconciliation Calculation Example
Schedule 8.1.3       Permitted Disclosures
Schedule 9.3         Domain Names
Schedule 10.1.2(e)   Actions and Claims
Schedule 10.1.2(f)   Actions and Claims

Exhibits

Exhibit A            Domain Name Assignment

                          SUPPLY AND EMPLOYEE AGREEMENT

     THIS SUPPLY AND EMPLOYEE AGREEMENT (the "AGREEMENT") is dated as of May 2, 2005 (the "EFFECTIVE DATE") by and between Biovail Pharmaceuticals, Inc., a Delaware corporation having a principal place of business at 700 Route 202/206 North, Bridgewater, New Jersey 08807 ("BPI"), and Kos Pharmaceuticals, Inc., a Florida corporation having a principal place of business at 1 Cedar Brook Drive, Cranbury, New Jersey 08512 ("KOS"). BPI and Kos are sometimes referred to herein individually as a "PARTY" and collectively as the "PARTIES".

                                    RECITALS

     WHEREAS, BPI was previously the authorized distributor of Product in the Territory and Kos is currently an authorized distributor of Product in the Territory;

     WHEREAS, BPI is the authorized supplier of Product in the Territory;

     WHEREAS, BPI desires to supply Kos with the Product for sale in the Territory, and Kos desires to purchase the Product from BPI for sale in the Territory, on the terms and subject to the conditions of this Agreement; and

     WHEREAS, the Parties hereto desire to set forth the terms and conditions of such supply and purchase arrangement and related matters.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the Parties, intending to be legally bound, agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

The following terms shall have the following meanings as used in this Agreement:

     1.1 "ACT" means the United States Federal Food, Drug and Cosmetics Act, as amended from time to time, and the rules, regulations and guidelines promulgated thereunder.

     1.2 "AFFILIATE" means a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word "control" (including, with correlative meaning, the terms "controlled by" or "under common control with") means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stock of such Person (it being understood that the direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise. Notwithstanding the foregoing, for the purposes of this Agreement, none of the following persons shall be considered to be an "Affiliate" of Kos or any of Kos's Affiliates: (i) Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis or their estates, (ii) any trust for the benefit of Michael Jaharis or the spouse or any sibling or lineal descendent of Michael Jaharis, or (iii) any corporation, limited liability company, partnership, limited partnership, or other entity that is beneficially owned or controlled by any of the persons in clauses (i) or (ii) above, other than a publicly traded entity and its direct and indirect subsidiaries.

     1.3 "AUTHORIZED GENERIC" means a generic equivalent of the Product for sale in the Territory which has been authorized by the holder of the NDA for the Product and has been mutually agreed upon by the Parties pursuant to Section
3.14 of this Agreement.

     1.4 "BANKRUPTCY EVENT" means that the person or entity in question becomes insolvent, or voluntary or involuntary proceedings by or against such person or entity are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such person or entity, or proceedings are instituted by or against such person or entity for corporate reorganization or the dissolution of such person or entity, which proceedings, if involuntary, shall not have been dismissed within sixty (60) days after the date of filing, or such person or entity makes an assignment for the benefit of its creditors, or substantially all of the assets of such person or entity are seized or attached and not released within sixty (60) days thereafter.

     1.5 "BUSINESS DAY" means any day other than (i) Saturday or Sunday or (ii) any other day on which banks in New York, New York, United States are permitted or required to be closed.

     1.6 "CARDIZEM LA THRESHOLD PURCHASES" means, for any given calendar year during the Threshold Purchases Term, the aggregate Purchase Price for the Product as set forth on Schedule 1.6 for such calendar year.

     1.7 "CGMP" means current Good Manufacturing Practices relating to manufacturing practices for fine chemicals, active pharmaceutical ingredients, intermediates, bulk products or finished pharmaceutical products, including the principles set forth in 21 C.F.R. Parts 210 and 211.

     1.8 "CONTROL" means, with respect to any intellectual property right or other intangible property, that a Party or one of its Affiliates owns or has a license or sublicense to such item or right, and has the ability to grant access, license or sublicense in or to such right without violating the terms of any agreement or other arrangement with any Third Party.

     1.9 "COPYRIGHT" means any and all Promotional Materials used by BPI in the Territory as of the Closing Date which may be subject to copyright protection and/or registration, including, but not limited to, designs, graphics, logos, colors, text and any combination thereof, but excluding the Corporate Trademarks.

     1.10 "CORPORATE TRADEMARK" means the "Biovail" or "Biovail Pharmaceuticals" tradenames, the Biovail symbol, the Biovail.com website addresses and all goodwill associated therewith and all other trademarks, trade names, brand names, logo types, symbols, trade dress and domain names (including the overall look and feel of BPI's (or its Affiliate's) package design, the block color design of all BPI's (and its Affiliate's) packaging, the color coding of all BPI's (and its Affiliate's) packaging, labeling and package inserts) other than the Product Trade Dress and the Product Trademarks (including registrations and applications for registration thereof and all renewals, modifications and extensions thereof) used by BPI or its Affiliates in connection with the manufacture, marketing, sale and distribution of their products.

     1.11 "DETAIL" or "DETAILING" means, with respect to the Product, the communication by a Sales Representative during a Sales Call (a) involving face-to-face contact, (b) describing in a fair and balanced manner the FDA-approved indicated uses and other relevant FDA-approved characteristics of the Product, (c) using the Promotional Materials, where appropriate, in an effort to increase the prescribing and/or hospital ordering preferences of the Product for its FDA-approved indicated uses, and (d) made at such medical professional's office, in a hospital, at marketing meetings sponsored by a Party for the Product or other appropriate venues conducive to pharmaceutical product informational communication where the principal objective is to place an emphasis, either primary, secondary or tertiary on the Product and not simply to discuss the Product with such medical professional. For the avoidance of doubt, discussions at conventions or other meetings not specifically and solely sponsored by a Party for the Product shall not constitute "Details" or "Detailing".

     1.12 "DILIGENT EFFORTS" means the carrying out of obligations or tasks consistent with the standard of practice in the pharmaceutical industry for the distribution, marketing, offering for sale and selling, of a pharmaceutical product having similar market potential, profit potential or strategic value as the Product, based on conditions then prevailing, including, without limitation, the maturity of the Product and the intellectual property protection surrounding the Product. Diligent Efforts requires that the Party, at a minimum, provided that such actions are commercially reasonable: (a) determine the general industry practices with respect to the applicable activities; (b) reasonably promptly assign responsibility for such obligations to specific employee(s) who are held accountable for progress, and monitor such progress on an on-going basis; (c) set and consistently seek to achieve specific and meaningful objectives for carrying out such obligations; and (d) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

     1.13 "DISTRIBUTION" means any and all activities directed to the distribution, marketing, offering for sale and selling of a Product, including, advertising, educating, planning, promoting and conducting reporting.

     1.14 "DISTRIBUTION AGREEMENT" means that certain Distribution and Product Acquisition Agreement to be entered into between an Affiliate of BPI and Kos as of the date hereof.

     1.15 "FDA" means the United States Food and Drug Administration or any successor federal agency thereto.

     1.16 "GAAP" means generally accepted accounting principles in the United States.

     1.17 "GENERIC ENTRY" means the first to occur of (i) the end of the **** during which the aggregate number of prescriptions filled for an A/B rated generic version(s) of the Product (which generic version(s) is labeled for the same indications as the Product) sold by one or more Third Parties in the Territory constitutes on average at least **** of the Total Market for the Product during such **** period; provided, however in the event that the date of such Generic

Entry is triggered pursuant to this clause (i), then the date of Generic Entry shall be deemed to be the **** period or (ii) the first commercial sale in the Territory of an Authorized Generic.

     1.18 "GOVERNMENTAL AUTHORITY" means any court, tribunal, arbitrator, agency, legislative body, commission, official or other instrumentality of (i) any government of any country, (ii) a federal, state, province, county, city or other political subdivision thereof or (iii) any supranational body, in each case having jurisdiction over the applicable subject matter.

     1.19 "LAW" or "LAWS" means all laws, statutes, rules, codes, regulations, orders, judgments and/or ordinances of any Governmental Authority.

     1.20 "LOSSES" means any and all amounts paid or payable to Third Parties with respect to a Third Party Claim, including without limitation, damages (including all incidental and consequential damages), deficiencies, defaults, awards, settlement amounts, assessments, fines, dues, penalties, costs, liabilities, obligations, taxes, liens, losses, lost profits, fees and expenses (including, without limitation, court costs, interest and reasonable fees of attorneys, accountants and other experts).

     1.21 "LOST PROFITS" means an amount equal to the profits (after taking into account any and all costs and expenses associated with the sale of Product) (such "profits", "costs" and "expenses" being determined in accordance with GAAP) that Kos would have actually realized on the sale of Ordered Product by Kos in the Territory but for the fact that such Ordered Product was not supplied by BPI hereunder due to a Supply Failure and shall not include any such profits associated with sales merely reflected in a drawdown of pipeline inventory where such drawdown does not adversely affect end-user sales.

     1.22 "LOST PROFITS CAP" means the amount in effect during a given calendar month during the Term in which a particular Supply Failure first occurs, calculated based on the following formula: an amount equal to **** on the Closing Date, which amount shall be decreased monthly in equal monthly installments, on a straight line amortization basis over the period from the ****. Such Lost Profits Cap is an aggregate cap for any and all Lost Profits Claims.

     1.23 "MANUFACTURE" means all activities related to the manufacturing of a pharmaceutical product, including but not limited to manufacturing of supplies, for commercial sale, packaging, in-process and finished product testing, release of product or any component or ingredient thereof, quality assurance activities related to manufacturing and release of product, ongoing stability tests and regulatory activities related to any of the foregoing.

     1.24 "MARKETING PLAN" means a written marketing plan and budget for a Product for a calendar year that contains at least the following for the relevant time period: (i) general strategies and programs for promoting, Detailing and marketing such Product, (ii) the definitions of the levels, types of efforts and spending for such period and (iii) a budget for expenses for Distributing the Product for at least such full calendar year broken down by calendar quarters.

     1.25 "NDA" means a new drug application or any supplements or amendments thereto submitted to the FDA for commercial sale or use of a Product in the Territory.

     1.26 "NET SALES" means the recorded gross sales of the Products in the Territory to Third Parties in accordance with GAAP less the following deductions:

               (A) sales taxes, excise taxes and duties incurred by Kos, and any other governmental charges imposed upon the production, importation, use or sale of Product;

               (B) trade, quantity and cash discounts allowed on Product to wholesalers or other Third Parties to whom Product is sold and shipped directly;

               (C) provision for actual or expected allowances or credits to customers on account of rejection or return of Product; and

               (D) rebates and charge-backs and other price reduction programs granted to managed care entities and pharmaceutical benefit management service entities related to the sales of the Product;

     as determined in accordance with Kos's commercial and accounting policies as described above consistently applied in a manner consistent with GAAP.

     If Kos chooses to sell one or more of the Products together with another Kos product with composite pricing, Net Sales for the affected Product will be recalculated based on the then-average price of the Product to the applicable customer category when such Product is sold independently of any other Kos product.

     In the case of any sale of a Product between or among Kos and its Affiliates (or permitted grantee, licensees or sublicensees) for resale, Net Sales shall be calculated as above only on the first arm's length sale thereafter to a Third Party. Any of the items set forth above that would otherwise be deducted from the invoice price in the calculation of Net Sales but which are separately charged to, and paid by, Third Parties shall not be deducted from the invoice price in the calculation of Net Sales. In the case of any sale of a Product or part thereof for value other than in an arm's length transaction exclusively for cash, such as barter or counter-trade, Net Sales shall be determined by referencing Net Sales at which substantially similar quantities of such Product are sold in an arm's length transaction for cash.

     1.27 "NET SELLING PRICE" means Net Sales on a per Unit basis of the Product (broken down on an SKU-by-SKU basis). ****

     1.28 "ORDERED PRODUCT" means Product ordered by Kos hereunder pursuant to accepted Purchase Orders in accordance with the terms of this Agreement.

     1.29 "PERSON" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

     1.30 "PHASE IV CLINICAL TRIALS" means certain post-marketing studies to delineate additional information about a pharmaceutical product's risks, benefits, and optimal use, commenced after receipt of Regulatory Approval in the indication for which such trial is being conducted.

     1.31 "PRODUCT" means the extended release tablet formulation pharmaceutical product of the active pharmaceutical ingredient diltiazem hydrochloride currently marketed under the Product Trademark Cardizem(R) LA as specified in the FDA approved NDA # 21-392.

     1.32 "PRODUCT SPECIFICATIONS" means those manufacturing, performance, quality control release, packaging and labeling specifications for the Product in the Territory, which are initially as set forth in the applicable Regulatory Approval for the Product, as such specifications may be amended from time to time pursuant to the terms of this Agreement.

     1.33 "PRODUCT TRADE DRESS" means the packaging and labeling (including the package insert) that has been approved by the FDA prior to the Closing Date for use with the Product in the Territory.

     1.34 "PRODUCT TRADEMARKS" means each trademark which Kos has rights to use in the Territory in connection with the Distribution of the Product and which are set forth on Schedule 1.34.

     1.35 "PROMOTIONAL MATERIALS" means all written, printed, video or graphic advertising, promotional, educational and communication materials (other than Product labels and package inserts) for marketing, advertising and promotion of the Product, including, without limitation, copyrights in any such materials and all designs, industrial designs, design patents, design registrations, and design patent applications developed in connection with such materials, for use by (a) a Sales Representative or (b) advertisements, web sites or direct mail pieces, in accordance with the terms of the applicable Marketing Plan.

     1.36 "REGULATORY APPROVAL" means all approvals (including, without limitation, where applicable, pricing and reimbursement approval and schedule classifications), product and/or establishment licenses, registrations or authorizations of any Regulatory Authority, necessary for the manufacture, use, storage, import, export, transport, offer for sale, or sale of a pharmaceutical product in a regulatory jurisdiction in the Territory.

     1.37 "REGULATORY AUTHORITY" means the FDA and any other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or governmental entity in the Territory.

     1.38 "SALES CALL" means a personal visit by a Sales Representative to one or several medical professional(s) having prescribing authority for the indications in which a Product is approved, as well as to other individuals or entities that have significant impact or influence on prescribing decisions for the indications for which such Product is approved during which such Sales Representative Details a Product.

     1.39 "SALES REPRESENTATIVE" means a pharmaceutical sales representative engaged or employed by Kos to conduct Detailing and other promotional efforts with respect to the Product.

     1.40 "SAMPLES" means Product packaged and distributed as a complementary trial for use with patients in the United States and in accordance with the Prescription Drug Marketing Act of 1987, as amended (the "PDM ACT") and free goods provided for this purpose through coupons or other mechanisms.

     1.41 "SEVERANCE BENEFITS" means any and all liabilities in respect of severance, redundancy and similar pay and benefits, salary continuation, and similar obligations, relating to the termination or alleged termination of employment, whether arising under an employment agreement, collective bargaining agreement, employee benefit plan, applicable law, or otherwise.

     1.42 "SUPPLY FAILURE" means the failure of BPI to supply to Kos at least **** of the aggregate number of Units ordered by Kos in accepted Purchase Orders hereunder during any **** period during the Term, other than as a result of force majeure pursuant to Section 16.2.

     1.43 "TERRITORY" means the United States of America and Puerto Rico.

     1.44 "THIRD PARTY" means any entity other than Kos or BPI or their respective Affiliates.

     1.45 "THRESHOLD PURCHASES TERM" means the period commencing on the Closing Date and ending on December 31, 2008.

     1.46 "TOTAL MARKET" means, with respect to the Product, the aggregate total number of prescriptions filled for said Product and any generic and other versions of said Product made available in finished form in the Territory.

     1.47 "UNIT" means an individual unit of a Product.

     1.48 "WELFARE BENEFITS" means the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA), other than Severance Benefits.

INTERPRETATION. Unless the context of this Agreement otherwise requires: (a) words of one gender include the other gender; (b) words using the singular or plural number also include the plural or singular number, respectively; (c) the terms "hereof," "herein," "hereby," and other similar words refer to this entire Agreement; (d) the terms "Article" and "Section" refer to the specified Article and Section of this Agreement; and (e) the term "including" shall mean "including, without limitation". Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

ADDITIONAL DEFINITIONS. Each of the following definitions is set forth in the Section of this Agreement indicated below:

                DEFINITION                      SECTION
-----------------------------------------   --------------
Affected Employees                          Section 7.1
Agreement                                   Preamble
Breaching Party                             Section 11.2.1
BPI                                         Preamble
BPI Account Plans                           Section 7.2
BPI Plan                                    Section 7.2
BPI Savings Plan                            Section 7.2
Chargebacks                                 Section 3.10
Closing                                     Section 15.1.1

                DEFINITION                      SECTION
-----------------------------------------   --------------
Closing Date                                Section 15.1.1
Closing Date Payment                        Section 5.2
COA                                         Section 2.10.2
Confidential Information                    Section 8.1.1
Delivery Point                              Section 2.9.1
Disclosing Party                            Section 8.1.1
Dollars                                     Section 16.6
Effective Date                              Preamble
Firm Zone                                   Section 2.6.2
Immediate Transfer Date                     Section 7.1
Indemnification Claim Notice                Section 13.2
Indemnified Party                           Section 13.2
Indemnifying Party                          Section 13.2
Indemnitee                                  Section 13.2
Indemnitees                                 Section 13.2
Kos                                         Preamble
Kos Plan                                    Section 7.2
Kos Savings Plan                            Section 7.2
Limited Recall                              Section 3.13.8
Managed Market Activities                   Section 3.10
Manufacturing Facility                      Section 2.7.2
Material Breach                             Section 11.2.1
NDA                                         Section 1.25
NDC                                         Section 3.10.1
Notice of Termination For Material Breach   Section 11.2.3
Notifying Party                             Section 11.2.1
Parties                                     Preamble
Party                                       Preamble
PDM Act                                     Section 1.40
Permanent Recall                            Section 3.13.8
Purchase Order                              Section 2.6.5
Purchase Price                              Section 5.1
Purchase Price Differential                 Section 6.2.2
Rebates                                     Section 3.10
Receiving Party                             Section 8.1.1
Representatives                             Section 14.1
Sample Price                                Section 2.4
Selected Employee                           Section 7.1
Subsequent Transfer Date                    Section 7.1
Term                                        Section 11.1
Third Party Claim                           Section 13.1.1
Third Party Manufacturer                    Section 2.7.1
Transfer Date                               Section 7.1
Transaction Documents                       Section 15.1.2

                DEFINITION                      SECTION
-----------------------------------------   --------------
Transferred Employees                       Section 7.1
$                                           Section 16.6

                                   ARTICLE 2
                          PURCHASE AND SALE OF PRODUCT

     2.1 GENERAL. The general purpose of the collaboration described in this Agreement is for BPI to supply Kos with the Product for sale in the Territory and for Kos to purchase the Product from BPI for sale in the Territory.

     2.2 SUPPLY AND PURCHASE OF THE PRODUCT. Upon the terms and subject to the conditions of this Agreement and effective as of the Closing Date, during the Term, BPI shall supply exclusively to Kos, and Kos shall be obligated to purchase exclusively from BPI, all of Kos's requirements of Product for use in the Territory. For purposes of clarity, all Product supplied by BPI to Kos hereunder shall be in finished form and packaged in primary packaging. For purposes of clarity, the foregoing shall not give Kos any rights with respect to
(i) the development of the Product or (ii) except as otherwise set forth in
Section 3.13, regulatory matters in connection with the Product. Kos hereby grants to BPI an irrevocable, fully-paid, royalty-free, sublicensable, right and license in and to the Product Trade Dress and Product Trademarks to perform its obligations under this Agreement.

     2.3 SUPPLY PRICES FOR PRODUCT. The price for supply of Product shall be as set forth in Article 5.

     2.4 SAMPLES OF PRODUCT. Upon Kos's request from time to time, BPI shall provide to Kos, at a cost per Unit of Product equal to the applicable amount set forth on Schedule 2.4 for such Product (the "SAMPLE PRICE"), such number of Units of Product as Kos may reasonably request for use as Samples in the Territory; provided, however, that no such Samples shall be sold by Kos. The supply of Samples pursuant to this Section 2.4 shall be excluded in all cases from the calculation of Purchase Price pursuant to Section 5.1. Kos shall pay the Sample Price to BPI within thirty (30) days of delivery of the Samples.

     2.5 PRODUCT FORM AND LABELING. BPI shall supply Product to Kos in the form set out in the applicable Regulatory Approval for each Product. As soon as practicable following the execution of this Agreement, Kos shall provide to BPI camera ready art for the final packaging of each Product, which shall be in compliance with all applicable Laws and Regulatory Approvals for the Product in the Territory and shall otherwise be in compliance with the provisions of this Agreement. BPI shall promptly order Kos's packaging from BPI's supplier for use as soon as available. The cost of any additional labeling changes shall be borne by the Party requesting such change. In the event of a change mandated by the FDA, such costs shall be borne by Kos. In the event of a subsequent labeling change requested by Kos or required by the FDA, Kos shall reimburse BPI for the actual costs of packaging on hand that cannot be used, including, without limitation, packaging, labeling, work-in-process or other materials made obsolete by such change. BPI will use reasonable efforts to minimize the amount of such unusable packaging.

     2.6 FORECASTS AND PURCHASE ORDERS.

          2.6.1 During the Term, Kos shall deliver to BPI, by the 14th day of each month commencing on the Closing Date, Kos's monthly projection of the quantities of Product (broken down on an SKU-by-SKU basis), including Samples, that Kos anticipates ordering from BPI pursuant to this Agreement for the next succeeding eighteen (18) months. Such projections shall be in multiples of the Batch Sizes set out Schedule 2.6.1 and shall be in a form reasonably acceptable to BPI. Notwithstanding the foregoing, the first such forecast shall incorporate the Initial Firm Zone requirements as set forth in Section 2.6.2.

          2.6.2 The anticipated quantities required for each Product as set forth for each of the first four (4) months of each such monthly projection shall be a binding commitment by Kos under this Agreement to purchase the specified quantities of Product (each such four month period shall be referred to herein as the "FIRM ZONE"). Notwithstanding the foregoing, Kos shall determine the quantities of Product for the initial Firm Zone, subject to a pro-rated amount of the maximum quantities set forth in Schedule 2.6.5(B), and subject to BPI's approval, such approval not to be unreasonably withheld (the "INITIAL FIRM ZONE"), which determination shall, in all cases, be made no later than the seventh (7th) day following the Effective Date, and which Initial Firm Zone shall be in the form as set forth on Schedule 2.6.2.

          2.6.3 The anticipated quantities required for Product for the fifth
(5th) through eighteenth (18th) month of each monthly projection shall be non-binding estimates of Product requirements of Kos, provided, however that, the anticipated quantities required for each Product for a specified month in the Firm Zone portion of any monthly projection shall not vary from Kos's previously delivered monthly projection for such month, except as follows:

               (A) The quantities may vary by up to **** from those set forth on the last non-binding estimates for such month before it entered the Firm Zone;

               (B) The quantities for months five (5), six (6) and seven (7) may vary by up to **** from the average of the next two prior non-binding estimates related to such month; and

               (C) The quantities for months eight (8) through eighteen (18) may vary by up to **** from the average of the remaining prior non-binding estimates related to such month.

          2.6.4 For purposes of this Section 2.6, the month in which a monthly projection is delivered shall be considered month 0 and the following month shall be considered month 1. By way of example, if a monthly projection is delivered on May 14, then the months of June, July, August, and September shall be the Firm Zone. May shall also be considered to be in the Firm Zone based upon the monthly projections delivered in the months of January, February, March and April.

          2.6.5 During the Term, Kos shall deliver to BPI, with each monthly projection delivered pursuant to Section 2.6.1, a firm purchase order ("PURCHASE ORDER") for the quantities of Product (broken out by SKU), including Samples, required by Kos for the fourth (4th) month in the Firm Zone for that monthly projection, and the required delivery date for such quantities;

provided, however that the first purchase order shall be as set forth on
Schedule 2.6.5(A). Each Purchase Order shall be in multiples of the Batch Sizes set out on Schedule 2.6.1 for each Product required and BPI shall be entitled to reject any Purchase Order that exceeds the maximum monthly capacity as set forth on Schedule 2.6.5(B) for each Product required. The Purchase Orders may be delivered electronically or by other means to such location as BPI shall designate and shall be in a form reasonably acceptable to BPI; provided, however that a Purchase Order shall not be binding until BPI confirms receipt of such Purchase Order to Kos (which confirmation shall be provided by BPI within five
(5) Business Days of receipt of such Purchase Order).

          2.6.6 In the event that Kos fails to deliver to BPI the required monthly projection or any Purchase Orders related thereto on or prior to the fourteenth (14th) day of any calendar month in accordance with Section 2.6, then the quantities projected and the terms applicable thereto, for the next applicable calendar month as set forth for such month in the immediately preceding applicable monthly projection delivered to BPI by Kos, shall be regarded as orders with a delivery date selected by BPI within the applicable calendar month.

          2.6.7 From time to time, due to significant unforeseen circumstances, Kos may deliver to BPI under Section 2.6.5 a Purchase Order for quantities of Product in excess of those specified in any Firm Zone. BPI shall use its Diligent Efforts to provide Kos with Product necessary to accommodate such excess quantities of Product, but shall not be obligated to do so.

     2.7 PRODUCT SUPPLY.

          2.7.1 The Parties acknowledge and agree that Affiliates of BPI or Third Parties (a "THIRD PARTY MANUFACTURER") will Manufacture Product to be supplied by BPI to Kos for Distribution in the Territory pursuant to this Agreement. BPI shall ensure that any Affiliates or Third Parties Manufacturing Product for supply hereunder shall be subject to the compliance, quality assurance and all requirements related to such Manufacturing activities under this Agreement related to such Manufacturing activities. The satisfactory compliance of such Third Party Manufacturer or Affiliate with those obligations shall be deemed to be satisfactory compliance by BPI with its obligations hereunder. Notwithstanding the foregoing, BPI shall remain fully liable for the performance of its obligations under this Agreement.

          2.7.2 The Product shall initially be manufactured at either the Steinbach, Manitoba, Canada manufacturing facility or one of the Puerto Rico manufacturing facilities (each, a "MANUFACTURING FACILITY") of Affiliates of BPI, or any combination thereof. If BPI (or its Affiliates) desires to change the site of Manufacture of a Product (or engage a new Third Party Manufacturer), BPI shall provide to Kos as much prior notice as reasonably possible, but in any event, other than as a result of a force majeure as set forth in Section 16.2 of this Agreement, no less than ninety (90) days. To the extent BPI (or its applicable Affiliate) determines to make any such changes which require Regulatory Approval, BPI shall use Diligent Efforts to continue to supply Kos with Product from the prior Manufacturing Facility, or Product manufactured by the prior Third Party Manufacturer, pending the receipt of such approval for the new Manufacturing Facility and/or new Third Party Manufacturer.

     2.8 PRODUCT SUPPLY CAPACITY. BPI shall notify Kos if BPI determines that it will be unable to supply the quantities of any Product set out in a monthly projection delivered pursuant to Section 2.6 as soon as practicable, but in any event within ten (10) Business Days after receiving the applicable monthly projections from Kos; provided that any such notice shall not relieve or prejudice either Party of any of their obligations or rights, respectively, under this Agreement. Subject to Section 2.14.3, BPI shall not be obligated to make more than one delivery of Product to Kos in any calendar month.

     2.9 DELIVERY.

          2.9.1 BPI shall be entitled to deliver Product as much as fifteen (15) days prior to or fifteen (15) days after the delivery date specified by Kos in the applicable Purchase Order and such delivery shall be deemed to have been delivered on a timely basis hereunder. In addition, in order to allow for Product Manufacturing variances, BPI shall be entitled to deliver quantities of Product as much as **** the amount of Product specified by Kos in the applicable Purchase Order and such delivery shall be deemed to have been delivered in satisfaction of BPI's obligations hereunder. All Product shall be delivered by BPI DDP (as defined in INCOTERMS, 2000 Edition, published by the International Chamber of Commerce, ICC Publication 560) at Kos's designated warehouse that is in the United States or Puerto Rico (such location, the "DELIVERY POINT") (provided, however, that Kos shall, at Kos's determination, either pay the freight cost directly to the shipping company or reimburse BPI, for the cost of shipping Product from the place of manufacture of Product to the Delivery Point). Upon such delivery at the Delivery Point, title to, ownership of, and risk of loss of Product shall pass from BPI to Kos.

          2.9.2 BPI shall notify Kos as soon as BPI determines that it will be unable to deliver Product ordered by Kos within fifteen (15) days after the delivery date specified in the Purchase Order. Without prejudice to any of the Parties' rights under this Agreement, if such inability is due to normal constraints associated with Manufacturing, scheduling or delivery of the Product, Kos and BPI shall cooperate to establish a mutually agreeable alternate delivery date.

     2.10 PRODUCT QUALITY.

          2.10.1 BPI shall perform, or cause to be performed, on each batch of Product all tests required by the Product Specifications before delivery of any Product from that batch to Kos.

          2.10.2 BPI shall provide a Certificate of Analysis (a "COA") to Kos for each shipment of Product certifying that Product conforms with the Product Specifications, along with the results of such analysis and any supporting data. Kos shall be under no obligation to accept any shipment of Product for which BPI has not provided a COA or which Kos reasonably believes does not comply with the COA and, subject to the limitations on liability provided for herein, BPI shall be responsible for any reasonable out-of-pocket costs incurred by Kos with respect to the storage, shipment, return or, at BPI's direction, destruction, of such non-conforming shipment.

     2.11 CHANGES IN PRODUCT SPECIFICATIONS. BPI shall notify Kos before any changes in the Product Specifications are made which require additional Regulatory Approval. BPI shall promptly notify Kos of any request BPI (or an Affiliate) receives from the FDA to change the Product Specifications. Notwithstanding the foregoing, if BPI (or an Affiliate) is required by the FDA to make any change to the Product Specifications or Manufacturing procedures for the Product, BPI shall (or shall cause its Affiliate to), at the expense of BPI, subject to Section 2.5, file any amendment or supplement to the NDA required to effect such change.

     2.12 MANUFACTURING CHANGES. BPI (or an Affiliate) may, in its sole discretion, make any changes to the Manufacturing process for the Product; provided, however that any such changes are made in accordance with all applicable Laws, and provided further that (i) BPI shall notify Kos, in writing, of such changes if such changes require additional Regulatory Approval and (ii) to the extent any such change affects (a) the Batch Size or (b) the shelf life of a Product, BPI shall obtain Kos's written approval of the timing of the implementation of such change, which shall not be unreasonably withheld, delayed or conditioned.

     2.13 RECORDS/FACILITIES.

          2.13.1 BPI (or its applicable Affiliate) shall maintain all Manufacturing and analytical records, and all validation data relating to the Product to the extent and for the time periods set forth by the Product Specifications and applicable Laws.

          2.13.2 BPI shall maintain, and shall ensure that any Third Party Manufacturer maintains, all records as are necessary and appropriate to demonstrate compliance with cGMPs.

     2.14 REJECTION OF PRODUCT; REMEDIES.

          2.14.1 Kos shall be entitled to reject any Product that fails to conform to the Product Specifications or warranties with respect to the Product given by BPI herein (including, without limitation, those set forth in Section 2.15). Kos shall notify BPI of such rejection within thirty (30) days after delivery of such Product to Kos, and shall set forth in such notification the basis for such rejection, including any testing or inspection results. Failure to notify BPI within such thirty (30) day period or failure to specify the basis for such rejection, shall constitute acceptance of such Product.

          2.14.2 If BPI does not agree with the basis specified by Kos in connection with Kos's rejection of Product, the senior quality assurance officer of Kos and BPI, or such other persons as Kos or BPI may designate in writing, shall confer to review the available samples and/or batch records, as appropriate. If the disagreement is not resolved, then the samples, batch records and other data relating to the batch in dispute shall promptly be submitted for testing and evaluation to an independent qualified Third Party testing laboratory approved in writing by both Parties. The cost of the testing and evaluation by the Third Party shall be borne by the Party whose position is found erroneous. Any disagreement about the selection of a testing laboratory or conclusions of any testing laboratory so selected shall be resolved in accordance with Section 14.1 of this Agreement. Notwithstanding anything to the contrary contained herein, any such Product subject to such dispute shall not be included as Product not supplied by BPI hereunder for purposes of determining the existence of a Supply Failure unless and until it is ultimately determined that such Product was rightfully rejected by Kos in accordance with the provisions of this Agreement.

          2.14.3 With respect to Product agreed or found to have been rightfully rejected by Kos, BPI shall, at its option:

               (A) replace such Product as soon as reasonably practicable, at no additional cost to Kos; or

               (B) give Kos a credit in an amount equal to the amount paid or payable by Kos with respect to such rejected Product.

          2.14.4 Except to the extent Kos is entitled to indemnification from BPI for Third Party Claims under Section 13.1.1, the remedies set forth in
Section 2.14.3 shall be Kos's sole and exclusive remedies for any rejected Product hereunder. Notwithstanding anything to the contrary contained herein, BPI shall have no liability to Kos to the extent that: (a) the replacement of any Product shall have been necessitated by the negligence or willful misconduct of Kos, (b) the contamination or defect complained of is caused by the handling of Product by Kos, or after delivery to Kos, by a Third Party outside of BPI's control not in accordance with the Product Specifications, or (c) Product has not been stored or used by Kos, or after delivery to Kos, by a Third Party, in accordance with the applicable Product Specifications.

          2.14.5 The period provided for rejection of Product in Section 2.14.1 shall not apply to any failure of the Product to comply with the Product Specifications or any warranty with respect to the Product given by BPI herein at the time of delivery which was not reasonably detectable within thirty (30) days of delivery of the Product to Kos. Kos shall notify BPI of any such failure as soon as reasonably possible, but in any event within thirty (30) days after the failure is detected by Kos.

     2.15 PRODUCT WARRANTIES.

          2.15.1 COMPLIANCE WITH CGMP. BPI hereby represents, warrants and covenants that all Product supplied by BPI hereunder shall be manufactured, tested and handled by BPI or its Affiliates or a Third Party Manufacturer, as applicable, in compliance with all applicable cGMPs, in each case solely to the extent such Product is manufactured, tested and handled by BPI or its Affiliates or a Third Party Manufacturer.

          2.15.2 CONFORMITY WITH SPECIFICATIONS. BPI hereby represents, warrants and covenants that Product supplied by BPI hereunder shall be manufactured, tested and handled by BPI or its Affiliates or a Third Party Manufacturer, as applicable, in compliance with the applicable Product Specifications (which are in effect at the time of manufacture) at the time of delivery to the common carrier for such Product, in each case solely to the extent such Product is manufactured, tested and handled by BPI or its Affiliates or a Third Party Manufacturer.

          2.15.3 COMPLIANCE WITH THE ACT. BPI hereby represents, warrants and covenants that all Product supplied by BPI hereunder shall, at the time of delivery to the common carrier for such Product, not be adulterated or misbranded within the meaning of the Act to the extent manufactured by BPI or its Affiliates or a Third Party Manufacturer.

          2.15.4 COMPLIANCE WITH APPLICABLE LAWS. BPI hereby represents, warrants and covenants that Product supplied by BPI hereunder shall be manufactured, tested and handled by BPI or its Affiliates or a Third Party Manufacturer, as applicable, in compliance with all applicable Laws in the Territory (which are in effect at the time of manufacture) at the time of delivery to the common carrier for such Product, in each case solely to the extent such Product is manufactured, tested and handled by BPI or its Affiliates or a Third Party Manufacturer.

     2.16 REGULATORY COMPLIANCE. Each Party shall advise the other Party immediately if an authorized agent of a Regulatory Authority visits its (or its supplier's or contractor's, to the extent such information is not confidential and is otherwise permitted to be disclosed by applicable Law) manufacturing or warehousing facilities where the Product is being Manufactured, quality tested or stored, provided, in each case, such visit is related to the Product. Each Party shall, and shall use commercially reasonable efforts to cause its supplier or contractor to) furnish to the other Party all material information supplied to, or supplied by, any Regulatory Authority, including the Form 483 observations and responses, to the extent that such report relates to the safety or efficacy of the Product or the ability of such Party to supply such Product hereunder or Distribute such Product hereunder (which report may be redacted for Confidential Information unrelated to the Product) within five (5) Business Days of their receipt of such information or delivery of such information, as the case may be.

     2.17 ACCESS TO FACILITIES. Upon the reasonable prior written request of a Party, such Party (or its Affiliate or contractor) shall have the right during regular business hours to inspect one (1) time per calendar year those portions of the manufacturing, storage and testing facilities of the other Party or its Affiliates or its Third Party suppliers or contractors (except in the case of existing suppliers or contractors, in which case each such Party shall use commercially reasonable efforts to cause such Third Party supplier or contractor to allow such inspection) where Product is being manufactured, stored or tested, as the case may be, to ascertain compliance with cGMPs. If (i) deficiencies related to cGMPs are found by such Party with regard to the Product during the course of such inspection, (ii) BPI has failed to deliver the Product in accordance with Section 2.15 and the circumstances giving rise to such failure relate to the BPI facilities referred to in the previous sentence (and/or the inability to Manufacture the Product therein) or (iii) notice has been delivered by BPI pursuant to Section 2.8 and the circumstances giving rise to such notice relate to the BPI facilities referred to in the previous sentence (and/or the inability to manufacture the Product therein), then the requesting Party with respect to clause (i), or Kos with respect to clause (ii) or (iii), shall be entitled to perform reasonable follow-up inspections to monitor correction of such deficiencies or the circumstances giving rise to such failure or notice, as the case may be.

     2.18 INSPECTIONS. BPI shall arrange for inspections of the Manufacturing Facility for the Product and any other of its or its Affiliate's or its Third Party Manufacturer's (except in the case of existing Third Party Manufacturers, in which case BPI shall use commercially reasonable efforts to cause such Third Party Manufacturer to allow such inspection) sites relevant to the Product and premises which may be requested by any Governmental Authority or for insurance underwriting purposes. The findings of any such inspection with respect to the Product at such site shall promptly be made known solely with respect to the Product (and BPI, and to the extent such information is provided by suppliers or contractors, its supplier or contractor, shall be entitled to redact any and all such information not related to the Product, or such portions with respect to Third Parties that is confidential) in writing to Kos insofar and to the extent that they may materially and adversely impact the commercialization or manufacture, including but not limited to quality and testing of the Product under this Agreement.

     2.19 THRESHOLD PURCHASES.

          2.19.1 PRODUCT. For any given calendar year during the Threshold Purchases Term, in the event that the aggregate Purchase Price paid by Kos to BPI for all Units of the Product as calculated in Section 5.1 for such calendar year is less than the applicable Cardizem LA Threshold Purchases for such calendar year, then Kos shall pay to BPI an additional amount equal to **** of the difference between such Cardizem LA Threshold Purchases and the aggregate Purchase Price paid by Kos for Product for such calendar year. Kos shall pay such amount to BPI in immediately available funds within sixty (60) days after the end of the applicable calendar year. Notwithstanding the foregoing, Kos shall be relieved of its obligation to pay the amounts set forth in this Section
2.19.1 from and after the date of Generic Entry in the Territory; provided, however that in all cases, in the event the date of Generic Entry occurs on any day other than the last day of a calendar year, the amounts payable pursuant to this Section 2.19.1 for such calendar year shall be pro-rated for the number of days that elapsed during such calendar year prior to such date of Generic Entry.

          2.19.2 SUPPLY FAILURES OR RECALLS. Notwithstanding anything to the contrary in Section 2.19.1, in the event that during a given calendar year during the Threshold Purchases Term there is either (i) a Supply Failure, (ii) a Permanent Recall of the Product in the Territory, or (iii) an event subject to
Section 16.2 prevents the supply or distribution of the Product in the Territory for a period of at least ****, then the Cardizem LA Threshold Purchases amount for such calendar year shall be reduced pro-rata based on the number of months during such calendar year prior to the occurrence of the applicable conditions set forth in the foregoing clauses (i), (ii) or (iii) divided by twelve (12). For the next subsequent calendar year during the Threshold Purchases Term, the Cardizem LA Threshold Purchases amount shall be the lesser of (x) the amount of such Cardizem LA Threshold Purchases for such calendar year as set forth on
Schedule 1.6 and (y) (I) the actual pro-rated aggregate Net Sales of Product sold during the period commencing on the first day of the calendar month in such calendar year in which the events set forth in the foregoing clauses (i) or
(iii) occurred and ending on the last day of such calendar year multiplied by
(II) the fraction equal to twelve (12) divided by the number of months in such period; provided, however, that the Cardizem LA Threshold Purchases amount for the next subsequent calendar year during the Threshold Purchases Term following the calendar year in which the event set forth in the foregoing clause (ii) occurred shall be zero.

     2.20 CMC INFORMATION. Notwithstanding anything to the contrary contained herein, in no event shall BPI (or its Affiliates) be required to disclose any information related to the Chemistry, Manufacturing and Controls section of any NDA or other regulatory approval for the Product to Kos or any other Person under any circumstances whatsoever.

     2.21 SHELF-LIFE. Subject to any applicable Law or directive of any Governmental Authority, the remaining shelf life of the Product supplied by BPI to Kos shall be at least sixteen (16) months at the time of delivery. In the event that, for legal, regulatory or other reasons, the remaining shelf life of the Product supplied is less than sixteen (16) months, Kos may elect, in its sole discretion, to accept the Product notwithstanding such fact. BPI shall, or shall cause its Affiliates to, use commercially reasonable efforts to generate stability data to support the extension of the maximum shelf-life of the Product from eighteen (18) months to twenty-four (24) months; provided, however, that in no event shall BPI be in breach of this Agreement or have any liability to Kos whatsoever for failure to so generate such data to extend the shelf-life of the Product beyond the current eighteen (18) month shelf-life. In the event that the maximum shelf-life of the Product is so extended to twenty-four (24) months, then the minimum remaining shelf life of Product supplied by BPI to Kos hereunder shall be not less than twenty (20) months at the time delivery. Notwithstanding anything to the contrary contained herein, to the extent that BPI's inventory of Product does not meet the minimum shelf-life requirements for supply of Product to Kos as set forth herein, BPI shall be allowed to donate such Product to relief organizations for use outside of the United States.

                                    ARTICLE 3
                     MARKETING PLANS AND REGULATORY MATTERS

     3.1 INTENTIONALLY DELETED.

     3.2 MARKETING PLANS. On an annual basis and no later than December 31 of each year (the first such plan being developed no later than sixty (60) calendar days after the Closing Date), Kos will develop and send to BPI an annual Marketing Plan regarding Product for the Territory. Each annual Marketing Plan shall include, among other things, a description of strategy and positioning implementation and the key marketing issues, and a Detailing strategy for the Product. Kos shall submit each annual Marketing Plan to BPI for its review and shall consider any comments thereto in good faith. Kos may, from time to time, amend the Marketing Plan as it determines to be appropriate.

     3.3 MARKETING PLAN ACTIVITIES.

          3.3.1 GENERAL. Kos shall use Diligent Efforts to perform all activities set forth in the Marketing Plan. In furtherance of the foregoing, following the Closing Date, Kos shall have the sole right to, and be responsible for, (a) handling all returns of Product in the Territory relating to sales of the Product made after the Closing Date (based on lot numbers), (b) receiving, accepting and filling orders for the Product in the Territory, (c) controlling invoicing, order processing and collection of accounts receivable for the sales of Product in the Territory, (d) recording sales of the Product in the Territory in its books of account and (e) distributing and managing inventory of Product, in each case in accordance with applicable Law and, to the extent applicable, GAAP. If, for any reason, BPI receives orders for Product in the Territory following the Closing Date, BPI shall forward such orders to Kos as soon as practicable but in no event later than two (2) Business Days after BPI's receipt of such order. Notwithstanding the foregoing, from and after the Closing Date, BPI shall continue to be solely responsible (including with respect to any related costs) for (x) processing all returns of Product in the Territory (in accordance with BPI's returned goods policies) relating to sales of the Product prior to the Closing Date (based on lot numbers), including without limitation, all financial obligations and (y) collecting, and shall retain all right, title and interest to, any accounts receivable outstanding which were created prior to the Closing Date with respect to the Product, and Kos shall not be entitled to receive any of the proceeds from such collection efforts. Without limiting the generality of the foregoing, to the extent that Products bearing the same lot number were sold by BPI prior to Closing Date and sold by Kos (or available for sale by Kos) from and after the Closing (each, a "SHARED LOT"), Kos shall process all such returns, but the Parties shall share all financial responsibility for such Shared Lot returns based on the percentage of such Shared Lot sold by BPI prior to the Closing Date and the percentage of the Shared Lot sold by Kos (or available for sale by Kos) from and after the Closing Date.

          3.3.2 OPEN ORDERS. With respect to any customer orders relating to the Product in the Territory received by BPI after 3:00 p.m. EST on April 29, 2005 through the Closing Date (the "OPEN ORDERS"), BPI shall either (i) cancel such Open Orders and direct the customer to place such orders with Kos, (ii) transfer all right, title and interest in and to such Open Orders to Kos, or (iii) fill such Open Orders and promptly after receipt of payment for such Open Orders, pay to Kos an amount equal to **** of the net sales amount received with respect to such Open Orders.

     3.4 INTENTIONALLY DELETED.

     3.5 INTENTIONALLY DELETED.

     3.6 INTENTIONALLY DELETED.

     3.7 PROMOTIONAL MATERIALS AND OTHER MATERIALS.

          3.7.1 EXISTING PRODUCT PROMOTIONAL MATERIALS AND OTHER MATERIALS. Promptly after the Closing Date, but in no event later than ten (10) Business Days thereafter, BPI shall make available to Kos, at Kos's sole cost and expense, all existing promotional materials of BPI currently utilized in connection with the Distribution of the Product in the Territory (provided, however that BPI shall provide samples of such promotional materials to Kos no later than five (5) Business Days after the Closing Date) as well as a copy of BPI's prior call lists, customer lists, and all related data associated with the Product in the Territory in hard copy and electronic form; in each case, to the extent available and in the possession of BPI. BPI hereby grants to Kos the right to use the Copyrights in connection with the Promotional Materials for sale of the Product in the Territory upon the terms and subject to the conditions of this Agreement. Subject to Section 12.5, Kos undertakes that, following expiration or termination of this Agreement, it will refrain from all further use of the Copyrights and that it will not use any designs, graphics, logos, colors, or text, or any combination thereof, which are confusingly similar to the Copyrights.

          3.7.2 CREATION OF PROMOTIONAL MATERIALS. Kos will create and develop Promotional Materials for the Product in the Territory in accordance with the Marketing Plan. Kos shall provide samples of such Promotional Materials to BPI at the same time as provided to DDMAC (or, in the event such Promotional Materials are not required to be provided to DDMAC, prior to use of such Promotional Materials).

          3.7.3 INCLUSION OF LOGOS ON PACKAGING AND PROMOTIONAL MATERIALS. The Kos housemark, logo, and any trademarks (other than trademarks related to the Product) or logos that Kos deems appropriate may be included on all Promotional Materials, package inserts, labeling and packaging materials utilized by Kos with respect to Product in the Territory. Solely to the extent required by applicable Law and subject to obtaining necessary FDA approvals, the BPI housemark shall also be included on all Promotional Materials, package inserts, labeling and packaging materials utilized by Kos with respect to Product in the Territory, and each Party hereby grants to the other Party, the right to use, with the right to grant Affiliates the right to use (or Third Parties to the extent otherwise permitted under this Agreement), such housemarks in the Territory solely for the purpose of performing its obligations under this Agreement. The Parties shall use the housemark of the other Party, with the necessary trademark designations, and the Parties shall use Diligent Efforts to use the respective housemarks in a manner that does not derogate from the other's rights in the respective trademarks, names and logos. Each of BPI and Kos will take no action that will interfere or diminish the other's rights in its respective trademarks, names and logos. The Parties agree that all use of the other's trademarks, names and logos will inure to the benefit of the owner of such trademarks, names and logos.

          3.7.4 OWNERSHIP OF PROMOTIONAL MATERIALS. Kos shall own all right, title and interest in and to any Promotional Materials created by Kos relating to the Product, but excluding trademarks owned or used by BPI or its Affiliates in accordance with the terms of this Agreement.

          3.7.5 USE OF PROMOTIONAL MATERIALS EXCLUSIVELY FOR PRODUCT. The Promotional Materials, and any aspects of those materials uniquely tied to the Product, shall be used exclusively in connection with the Product in accordance with the terms of this Agreement.

     3.8 PROVISIONS APPLICABLE TO SALES REPRESENTATIVES.

          3.8.1 NO CHANGES TO THE PROMOTIONAL MATERIALS. Kos will instruct its Sales Representatives to use only Promotional Materials, Samples, and literature approved for use by Kos for the promotion of the Product in the Territory which have been approved pursuant to the terms of this Agreement. Kos will not misbrand, or adulterate any Promotional Material or Samples supplied to it by BPI for distribution or use by it or its Sales Representatives.

          3.8.2 MONITORING OF SALES REPRESENTATIVES. Kos will instruct its Sales Representatives to do the following: (a) limit claims of efficacy and safety for the Product to those that are approved by the FDA for the Product, and not add, delete or modify claims of efficacy and safety in the promotion of the Product in any respect from those claims of efficacy and safety that are consistent with those claims approved by the FDA for the Product, and in each case in accordance with applicable Law; (b) not make any changes in Promotional Materials supplied by BPI other than adding the Kos housemark, trademark and/or logos; (c) use Promotional Materials and Samples in a manner that is consistent with the Marketing Plan, with applicable Law, and with the Product labeling for the Product as approved by the FDA; and (d) promote the Product in adherence with applicable Laws.

          3.8.3 PDM ACT. Kos shall use Samples in the Territory strictly in accordance with the then-current Marketing Plan and shall distribute Samples in full compliance with applicable Laws, including the requirements of the PDM Act. Specifically, Kos shall establish, maintain and adhere to written procedures designed to assure that it and its Sales Representatives comply with all requirements of the PDM Act. Such procedures shall include requirements that Kos notify BPI immediately upon learning that any Samples shipped by such Party have been lost or have not been received as scheduled, that Kos maintain records as required by the PDM Act, and that Kos allow representatives of BPI to inspect such records on reasonable request and at reasonable times. Upon reasonable advance notice to Kos not more than once per year (unless BPI reasonably believes that such use of Samples is not in accordance with this Section 3.8.3 or such inspection is requested or required by a Governmental Authority, in which case the number of inspections shall not be so limited to one per year), and in a manner that does not materially interfere with Kos's business operations, BPI shall be entitled, at its sole cost and expense, to conduct an inspection and audit of Kos's Sample distribution practices by its Sales Representatives in the Territory and any facilities where Samples are stored by Kos, provided, however, that in the case of facilities owned by a Third Party, BPI shall only have the right to inspect such facility upon the consent of the Third Party. Kos agrees to use its commercially reasonable efforts to obtain such consent.

          3.8.4 INTENTIONALLY DELETED.

          3.8.5 INSURANCE. Kos acknowledges and agrees that BPI does not and will not maintain or procure any worker's compensation, healthcare, or other insurance for or on behalf of Kos's Sales Representatives, all of which shall be Kos's sole responsibility after the Closing Date.

          3.8.6 NO PARTICIPATION IN BENEFIT PLANS. Except as otherwise set forth in Article 7, Kos acknowledges and agrees that all Sales Representatives of Kos are not, and are not intended to be or be treated as, employees of BPI or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any "employee benefit plans" (as such term is defined in section 3(3) of ERISA) that are sponsored by BPI or any of its Affiliates or that are offered from time to time by BPI or its Affiliates to its own employees (the "BENEFIT PLANS"). All matters of compensation, benefits and other terms of employment for any such Sales Representatives shall be solely a matter between Kos and such individual. Except as otherwise set forth in Article 7, BPI shall not be responsible to Kos, or to its Sales Representatives for any compensation, expense reimbursements or benefits (including, without limitation, vacation or holiday remuneration, healthcare coverage or insurance, life insurance, severance or termination of employment benefits, pension or profit-sharing benefits and disability benefits), payroll-related taxes or withholdings, or any governmental charges or benefits (including without limitation unemployment and disability insurance contributions or benefits and workmen's compensation contributions or benefits) that may be imposed upon or be related to the performance by Kos of its obligations under this Agreement, all of which shall be the sole responsibility of Kos with respect to its Sales Representatives.

          3.8.7 RESPONSIBILITY FOR ACTS AND OMISSIONS OF ITS PERSONNEL. Kos shall be solely responsible for its acts and omissions and for those acts or omissions of its Sales Representatives in connection with the Distribution of the Product in the Territory. Kos shall be solely responsible and liable for all probationary and termination actions taken by it, as well as for the formulation, content and dissemination (including content) of all employment policies and rules (including written probationary and termination policies) applicable to its employees and contractors.

          3.8.8 INDEMNIFICATION FOR EMPLOYEE RECLASSIFICATION. Subject to the provisions of Article 7, Kos will indemnify, defend, and hold harmless BPI and its Affiliates, and their respective directors, officers, employees and agents, from and against any damage, liability, loss or cost that may be paid or payable by any such Person resulting from or in connection with any claim or other cause of action asserted by any Sales Representative of Kos or any Third Party (including without limitation, any Governmental Authority) arising out of the execution and/or performance of this Agreement that is based on or relates to:

               (A) any claim for benefits that any Sales Representative of Kos may make under or with respect to any Benefit Plan;

               (B) any payment or obligation to make a payment to any Sales Representative of Kos relating in any way to any compensation, benefits of any type under any employee benefit plan (as such term is defined in Section 3(3) of ERISA) (and corresponding employee benefits plans under any other country's laws), and any other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance, termination benefits, and other similar fringe or employee benefit plans, programs or arrangements that may be sponsored at any time by BPI or any of its Affiliates or by Kos or any of its Affiliates;

               (C) the payment or withholding of any contributions, payroll taxes, or any other payroll-related item by or on behalf of Kos or any of its Sales Representative with respect to which Kos or any such individuals may be responsible hereunder or pursuant to applicable law to pay, make, collect, withhold or contribute;

               (D) failure of Kos to withhold or pay required taxes or failure to file required forms with regard to compensation and benefits paid or extended by Kos to any of its Sales Representatives; and

               (E) the employment, terms and conditions of employment, or termination of employment of any Sales Representative of Kos;

provided, however, in each case, that such claims or causes of action as described in subsections (a) through (e) above have not accrued prior to the Closing Date and do not arise out of a relationship between such Sales Representative and BPI prior to the Closing Date; and BPI will indemnify, defend, and hold harmless Kos and its Affiliates, and their respective directors, employees and agents, from and against any damage, liability, loss or cost that may be paid or payable by any such Person resulting from or in connection with any such claim or cause of action that accrued prior to the Closing Date and arises out of a relationship between such Sales Representative and BPI prior to the Closing Date.

     3.9 MARKET CONDITIONS. On no less than a quarterly basis or upon the reasonable request of BPI, Kos shall brief BPI about the current marketplace conditions for the Product in the Territory.

     3.10 MANAGED CARE.

          3.10.1 MANAGED MARKET ACTIVITIES. As soon as is reasonably practicable following the Closing Date and to the extent permitted by applicable Law, Kos shall become responsible for managing the marketing and promotion of the Product across all managed market and government segments in the Territory, and with respect thereto, shall have exclusive responsibility for: (i) contracting execution, (ii) government reporting, rebate and chargeback processing and payment, federal supply schedule calculations and pricing schedules, (iii) contract compliance, monitoring and audits, and (iv) contract administration and claims processing (collectively, the "MANAGED MARKET ACTIVITIES"). Without limiting the generality of the foregoing, with respect to Rebates under Medicaid and federal supply service contracts, Kos shall assume as soon as is reasonably practicable following the Closing Date responsibility therefor after the Closing Date under its own Medicaid and federal supply service contracts. In furtherance of its obligations to become responsible as soon as is reasonably practicable following the Closing Date with respect to Managed Market Activities and all reporting obligations thereunder, Kos shall have obtained within one (1) year of the Closing Date, its own NDC numbers for the Product and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Kos. Kos shall have the right to utilize the existing BPI packaging and NDC number on all invoices, orders and other communications with customers and Governmental Authorities until the later of such time as (A) new inventory of packaged Product is available with Kos packaging and NDC numbers and (B) Kos has exhausted any remaining portion of its inventory of Product that is in BPI packaging and contains BPI NDC numbers. Thereafter, Kos shall use its new NDC numbers on all invoices, orders and other communications with customers and Governmental Authorities. As used herein, the term "NDC" means the "National Drug Code", which is the eleven digit code registered by a company with the FDA with respect to a Product.

          3.10.2 AVERAGE MANUFACTURER PRICE AND BEST PRICE. From and after the Closing Date, Kos shall be responsible for calculating for the Product in the Territory (i) the "Best Price" (or "BP") (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(c)(1)(C), and (ii) the "Average Manufacturer Price" (or "AMP") (as defined under the Social Security Act, 42 U.S.C. Section 1396r-8(k)(1). To the extent not otherwise prohibited by applicable confidentiality restrictions, for so long as Product is sold under BPI's NDC numbers, Kos shall submit to BPI the AMP and BP values and a written summary describing Kos's methodology for calculation such values, in each case by the twenty-fifth (25th) day of the month following the end of each calendar month during the Term; provided, however that Kos agrees to use commercially reasonable efforts to obtain permission from Third Parties to share such information with BPI. Following receipt of such values, BPI shall submit such values to the Center for Medicaid and Medicare Services in compliance with all applicable Laws. To the extent not otherwise prohibited by applicable confidentiality restrictions or by applicable Law, within thirty (30) days of the Closing Date, BPI shall provide Kos with the baseline information and AMP and any such similar information needed by Kos to establish its rebate and chargeback systems. BPI agrees to use commercially reasonable efforts to obtain permission from Third Parties to share such information with Kos.

          3.10.3 CHARGEBACKS. For so long as a given Product is sold under BPI's NDC numbers, BPI shall continue to be responsible for the processing, payment, administration and support of all chargebacks under any government or managed market contract ("CHARGEBACKS"), regardless of when the claim for such Chargeback is made; provided, however that Kos shall reimburse BPI for all such amounts relating to Chargebacks for Product sold after the Closing Date on a monthly basis within thirty (30) days after receipt of an invoice from BPI therefor and BPI shall remain solely responsible for all such amounts relating to Chargebacks for Product sold prior to the Closing Date. Notwithstanding the foregoing, to the extent that a Third Party incorrectly reports a Chargeback using the wrong NDC number, the Parties will discuss any equitable adjustment to account for such incorrect reports.

          3.10.4 REBATES. For so long as a given Product is sold under BPI's NDC numbers, BPI shall continue to be responsible for the processing, payment, administration and support of (i) all quarterly Medicaid rebates with respect to such Product in the Territory submitted by state governments to be paid by manufacturers in accordance with Section 1927(c)(1), (2) and (3) of the Social Security Act, (ii) supplemental rebates in accordance with supplemental rebate agreements with state governments for such Product in the Territory (but only until the time such supplemental rebate agreements for such Product expire or are terminated by Kos), (iii) rebates submitted with respect to such Product in the Territory for participating in State Pharmacy Assistance Programs and (iv) rebates submitted pursuant to managed market contracts, including, Pharmacy Benefit Managers and Health Maintenance Organizations (collectively, "REBATES"), in each case, solely for the Product labeled with BPI's NDC number, regardless of when the claim for such Rebate is made; provided, however that Kos shall reimburse BPI for all such Rebates relating to Product sold after the Closing Date on a quarterly basis within thirty (30) days after receipt of an invoice from BPI therefor and BPI shall remain solely responsible for all such Rebates relating to Product sold prior to the Closing Date. Notwithstanding the foregoing, to the extent that a Third Party incorrectly reports a Rebate using the wrong NDC number, the Parties will discuss any equitable adjustment to account for such incorrect reports.

          3.10.5 OTHER DISCOUNTS. Notwithstanding the provisions of Section
3.10.3 or 3.10.4, Kos will be solely responsible for all discounts, receivables and trade terms with respect to sales of the Product following the Closing Date, and BPI shall be solely responsible for all discounts, receivables and trade terms with respect to sales of the Product prior to the Closing Date. Kos shall ensure that all information provided with respect to any sales of the Product with the NDC number of BPI shall be in compliance with applicable Laws.

     3.11 COMPLIANCE WITH LAWS. Kos and its permitted Third Party contractors shall perform their respective responsibilities under this Article 3, including those set forth in a Marketing Plan, in accordance with all applicable Laws. BPI shall perform its responsibilities under this Article 3 in accordance with all applicable Laws.

     3.12 INTENTIONALLY DELETED.

     3.13 REGULATORY MATTERS. From and after the Closing Date, with respect to the Product in the Territory, Kos shall have full responsibility for, and thereafter during the Term, Kos shall be responsible for, dealing directly with the FDA with respect to the following regulatory matters:

          3.13.1 DDMAC. Kos shall be responsible for interfacing, corresponding and meeting with the Division of Drug Marketing, Advertising and Communications of the FDA

("DDMAC") with respect to the marketing and promotion of the Product in the Territory. Kos shall provide BPI reasonable prior notice of any meetings and conferences scheduled with DDMAC with respect to a Product in the Territory. At all such meetings and conferences BPI shall have the right to attend as an observer to the extent permitted by DDMAC. In the event that Kos or BPI receives a warning letter, corrective action notice, or other request from DDMAC with respect to the Product in the Territory, the receiving Party shall immediately forward a copy thereof to the other Party. Kos shall be responsible for responding to and otherwise complying with such warning, notice or other request; provided, however, that to the extent BPI reasonably believes that Kos is not using Diligent Efforts to appropriately respond to such warning, notice or other request, BPI shall have the right, at its own cost and expense, to take such actions as BPI reasonably believes are necessary to respond thereto or comply therewith. BPI shall fully cooperate with Kos in connection with Kos's obligations hereunder, including providing Kos with copies of all past correspondence with DDMAC with respect to the Product and Promotional Materials in use as of the Closing Date.

          3.13.2 SAMPLES. Kos shall be responsible for preparing and filing any and all reports and reconciliation records in connection with Kos's use of Samples in the Territory as required by applicable Law, including, the PDM Act. Kos shall provide a copy of such reports and records to BPI at the time Kos submits such reports and records to the applicable Governmental Authority.

          3.13.3 REGISTRATION OF DRUG ESTABLISHMENT. To the extent required by applicable Law, with respect to the Product in the Territory, Kos shall be responsible for obtaining and maintaining a current drug establishment registration with the FDA as set forth in 21 C.F.R. Section 207 for Kos's facilities.

          3.13.4 PHARMACOVIGILANCE. BPI shall be responsible for all processing of information related to any adverse event related to the Product in the Territory, including, without limitation, any information regarding such adverse events which is received from a Third Party. Kos shall immediately (and in all cases in within time frames necessary to allow BPI and its Affiliates to comply with requirements under applicable Law) forward copies of all such information to BPI and shall otherwise cooperate with BPI to allow BPI and its Affiliates to comply with requirements under applicable Law. BPI shall be responsible for preparing all expedited and periodic reports of adverse events for the FDA in accordance with 21 C.F.R. Sections 312.32 and 314.80, and submitting such reports to the FDA in accordance with all applicable laws, and BPI shall submit a copy thereof to Kos at the time of submission to the FDA. As soon as reasonably practicable following the Effective Date, the pharmacovigilance departments of each of BPI and Kos shall meet and determine the approach to be taken for the collection, review, assessment, tracking and filing of information related to adverse events associated with the Product, consistent with the provisions of this Section 3.13.4, including, without limitation, Kos's obligations to timely supply adverse event information to BPI. Such approach shall be documented in a separate written pharmacovigilance agreement between each of BPI and Kos within thirty (30) days after the Closing Date. Each Party agrees to share relevant information it receives (either directly or indirectly) with the other Party in a timely manner so as to allow such other Party to comply with its responsibility to process pharmacovigilance information under this Section 3.13.4.

          3.13.5 FIELD ALERTS. BPI shall be responsible for all processing of information related to any NDA field alert report related to the Product in the Territory. Kos shall immediately (and in all cases in within time frames necessary to allow BPI and its Affiliates to comply with requirements under applicable Law) forward copies of all such information to BPI and shall otherwise cooperate with BPI to allow BPI and its Affiliates to comply with requirements under applicable Law. BPI shall be responsible for preparing all NDA field alert reports and submitting such reports to the FDA in accordance with all applicable Law and BPI shall submit a copy thereof to Kos at the time of submission to the FDA.

          3.13.6 MEDICAL INQUIRIES. Following the Closing Date, Kos shall be responsible for handling all medical questions or inquiries in the Territory with regard to the Product (including, to the extent necessary, setting up a call center in connection therewith), but shall consider in good faith input from BPI in connection therewith. BPI shall, or shall cause its Affiliates to, immediately forward any and all medical questions or inquiries which it receives with respect to the Product in the Territory to Kos in accordance with all applicable Laws.

          3.13.7 OTHER INFORMATION. Each Party shall promptly inform the other Party of any notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Governmental Authority in the Territory (together with copies of correspondence related thereto), which
(a) raises any material concerns regarding the safety or efficacy of any Product, (b) which indicates or suggests a potential material liability for either Party to Third Parties arising in connection with the Product, (c) which indicates a reasonable potential for a recall or market withdrawal of the Product or (d) otherwise relates to regulatory matters with respect to the Product.

          3.13.8 RECALLS.

               (A) Each Party shall promptly notify the other in writing if it determines that any event, incident or circumstance has occurred which may result in the need for a permanent "recall" or "market withdrawal", as such terms are defined in 21 C.F.R. Part 7.3, of a Product in the Territory ("PERMANENT RECALL") or a limited "recall" or "market withdrawal," as such terms are defined in 21 C.F.R. Part 7.3, of the Product in the Territory that is limited in territory or as to any lot(s) or batches of the Product ("LIMITED RECALL" and collectively with Permanent Recall, a "RECALL").

               (B) BPI shall determine whether to voluntarily implement any Permanent Recall and upon what terms and conditions the Product shall be subject to a Permanent Recall; provided, however that prior to any implementation of a Permanent Recall, BPI shall consult with Kos and consider in good faith any comments Kos may have with respect to such implementation. BPI shall be primarily responsible for discussions with the FDA regarding all aspects of a Permanent Recall. BPI shall provide Kos reasonable prior notice of any meetings and conferences scheduled with the FDA with respect to a Product in the Territory. At all such meetings and conferences Kos shall have the right to attend as an observer to the extent permitted by the FDA.

               (C) BPI shall determine whether to voluntarily implement a Limited Recall and upon what terms and conditions the Product shall be subject to a Limited Recall or otherwise temporarily or on a limited basis withdrawn from sale to Third Parties in the Territory; provided, however that prior to any implementation of a Limited Recall, BPI shall consult with Kos and consider in good faith any comments Kos may have with respect to such implementation. BPI shall be primarily responsible for discussions with the FDA regarding all aspects of Limited Recalls. BPI shall provide Kos reasonable prior notice of any meetings and conferences scheduled with the FDA with respect to the Product in the Territory. At all such meetings and conferences Kos shall have the right to attend as an observer to the extent permitted by the FDA.

               (D) If Kos reasonably believes that a Limited Recall or Permanent Recall of the Product is necessary, Kos shall consult with BPI and BPI shall consider in good faith any comments Kos may have with respect thereto. In the event that, after such consultation, Kos continues to reasonably believe that a Limited Recall or Permanent Recall of the Product is necessary, but BPI disagrees with such determination, then, upon written notice from Kos confirming Kos's determination to implement a Limited Recall or Permanent Recall, BPI shall promptly authorize such Limited Recall or Permanent Recall hereunder. Notwithstanding the foregoing, such dispute shall be subject to resolution pursuant to Section 14.1, and in the event it is ultimately determined that such Limited Recall or Permanent Recall was unwarranted, Kos shall not be relieved of paying the full amount of the Cardizem LA Threshold Purchases amounts resulting therefrom (to the extent Kos's obligation was relieved or reduced pursuant to Section 2.19.2).

               (E) In the event it is determined that a Permanent Recall or Limited Recall is implemented, Kos shall, in consultation with BPI, conduct and carry out such Recall. Kos shall utilize a batch tracing and recall system which will enable Kos to identify, on a prompt basis, customers within the Territory who have been supplied with Product of any particular batch, and to recall such Product from such customers.

               (F) All costs and expenses associated with implementing a Recall of a Product in the Territory shall be allocated between BPI and Kos as follows:

                    (I) In the event, and to the extent, that the Recall arises out of (i) the negligence or willful misconduct of Kos, (ii) a material breach of this Agreement by Kos, or (iii) the manufacturing, handling, shipping or storage of any Product by Kos, Kos shall bear the costs and expenses for the Recall (including any out-of-pocket expenses reasonably incurred by BPI in conducting such Recall).

                    (II) In the event, and to the extent, that the Recall arises out of (i) the negligence or willful misconduct of BPI, (ii) a material breach of this Agreement by BPI, or (iii) the handling, shipping or storage of a Product by BPI, BPI shall bear the costs and expenses for the Recall (including any out-of-pocket expenses reasonably incurred by Kos in conducting such Recall).

                    (III) In the event, and to the extent, that the Recall arises out of any event other than those set forth in Sections 3.13.8(f)(i) or 3.13.8(f)(ii), such costs and expenses shall be borne ****.

          3.13.9 COOPERATION Each Party shall reasonably cooperate with the other Party to allow such Party (or its Affiliates or its designees) to fulfill any of its reporting or other regulatory requirements under the Act or under any other applicable Law with respect to the Product in the Territory. Except as otherwise set forth in this Section 3.13 or otherwise required by applicable Law, Kos shall not interface, correspond or otherwise meet with the FDA or other Governmental Authorities with respect to regulatory matters related to the Product in the Territory without the prior written consent of BPI, which shall not be unreasonably withheld.

     3.14 AUTHORIZED GENERIC. In the event Kos obtains rights to Distribute an Authorized Generic in the Territory and Kos desires to be supplied with an Authorized Generic, Kos shall notify BPI in writing of its request to purchase supply of an Authorized Generic for Distribution in the Territory from BPI, which request shall include a forecast of Kos's demand for the Authorized Generic for the first eighteen (18) months from launch. BPI may, (i) from and after the Effective Date through the end of the Threshold Purchases Term, in BPI's sole discretion and (ii) after the end of the Threshold Purchases Term to the end of the Term, in BPI's reasonable discretion (which discretion shall not take into account the supply price financial terms, which shall be set forth in
Section 5.1.2), and in each case after discussions with its Affiliates, within thirty (30) Business Days of Kos's written request, notify Kos whether it agrees to supply Kos with Product for use as an Authorized Generic on the terms of this Agreement, mutatis, mutandis (except as otherwise set forth in Section 5.1.2) and thereafter, such Authorized Generic shall be included as a "Product" under this Agreement.

                                    ARTICLE 4
                      LIMITATIONS ON RIGHTS GRANTED TO KOS

     4.1 GRANT OF RIGHTS TO OTHER PERSONS. Kos shall not, without the prior written consent of BPI, such consent not to be unreasonably withheld, grant the right to any other Person to exercise the limited rights granted to Kos under this Agreement with respect to Copyrights; provided, however, that Kos shall have the right to grant an Affiliate of Kos the right to exercise such rights without the need to obtain such consent (but only for so long as such entity remains an Affiliate of Kos). Any such grant by Kos shall be subject in all respects to the same terms, conditions and provisions contained in this Agreement, and Kos shall be responsible for ensuring that any grantee complies with such terms and conditions. Kos shall not be entitled to grant its entire rights and obligations under this Agreement (other than in connection with a permitted assignment of this Agreement). Any grant by Kos of all or any portion of its rights under this Agreement shall immediately terminate in the event this Agreement terminates.

     4.2 NO IMPLIED GRANTS. Except as otherwise provided in this Agreement, BPI does not grant to Kos any right in any intellectual property. Kos hereby covenants and agrees not to use, or grant rights with respect to, any of its rights under the limited grants set forth in this Article 4 except as expressly permitted in this Agreement.

     4.3 RETAINED RIGHTS. Kos shall not have any rights of BPI not expressly granted to it under this Agreement. In furtherance of, and without limiting, the foregoing, but subject to the terms of this Agreement, Kos acknowledges that BPI (and its Affiliates) shall have the right to perform its supply and other obligations pursuant to the terms of this Agreement.

     4.4 EX-TERRITORY ACTIVITIES. BPI agrees that from and after the Closing Date, it will not knowingly sell the Product in Canada or anywhere else outside the Territory under the trademark Cardizem(R) LA. To the extent legally permissible, at all times during the Term, BPI agrees to use commercially reasonable efforts to prevent importation of the Product into the Territory.

                                    ARTICLE 5
                                 FINANCIAL TERMS

     5.1 PURCHASE PRICE FOR PRODUCT SOLD COMMERCIALLY.

          5.1.1 GENERAL. For each Unit of Product supplied by BPI to Kos for commercial sale in the Territory, Kos shall pay BPI a purchase price per Unit (the "PURCHASE PRICE"), which Purchase Price per Unit shall equal ****; provided, however, that in no event shall the Purchase Price be less than the applicable amount for such Unit of Product set forth on Schedule 5.1.1 (on an SKU-by-SKU basis). The Purchase Price shall be paid in accordance with Section 6.2.

          5.1.2 AUTHORIZED GENERIC. To the extent an Authorized Generic is included as a Product hereunder, the Purchase Price per Unit of such Authorized Generic shall equal the sum of ****.

     5.2 CLOSING DATE PAYMENT. Kos shall pay to BPI on the Closing Date by wire transfer of immediately available funds to an account designated by BPI in writing the following non-refundable payments (collectively, the "CLOSING DATE PAYMENT"):

          5.2.1 WORKFORCE. In consideration for the rights granted to (and taking into account the obligations undertaken by) Kos under Article 7 (Employee Transfer) and related provisions of this Agreement, the amount of ****; and

          5.2.2 PURCHASE PRICE FOR PRODUCT SOLD COMMERCIALLY. In consideration for the terms granted to Kos under Sections 5.1 (Purchase Price for Product Sold Commercially) and 2.19 (Threshold Purchases), the amount of ****.

                                    ARTICLE 6
                                  PAYMENT TERMS

     6.1 PAYMENT METHOD. All amounts due to either Party hereunder will be paid in United States Dollars by wire transfer in immediately available funds to an account designated by such Party in writing or by check without set-off or counterclaim (unless being contested in good faith). Any payments or portions thereof due hereunder that are not paid by the date such payments are due under this Agreement will bear simple interest at the lower of (a) the US Prime Rate, as reported in the Wall Street Journal, Eastern Edition, on the due date (or, if the due date is not a Business Day, on the last Business Day prior to such due date) plus ****, or (b) the maximum rate permitted by applicable Law, calculated on the number of days such payment is delinquent. All payments required by this Agreement shall be increased above the amount otherwise due to include any and all transfer taxes, VAT and other similar taxes payable by the payee on such amounts, to the extent such taxes are instituted in the Territory and all such payments shall be made free and clear of, and without deduction for, any income, withholding or similar taxes.

     6.2 REPORTS AND PAYMENTS OF PURCHASE PRICE.

          6.2.1 PURCHASE PRICE PAYMENT. The Purchase Price shall be payable in accordance with the provisions of this Section 6.2. No later than December 31st of each calendar year during the Term, Kos shall determine and send to BPI its good faith estimated Net Selling Price per Unit for each Product in the Territory for the upcoming calendar year (the "PROJECTED SELLING PRICE") and Kos shall thereafter update such Projected Selling Price in writing to BPI from time to time during such calendar year to the extent there are changes to the good faith estimated Net Selling Price per Unit for a given Product. The Projected Selling Price shall take into account actual historical experience of returns, rebates and other deductions allowed in the calculation of Net Sales, which historical experience of returns, rebates and other deductions shall be submitted to BPI for BPI's review and Kos shall consider any comments thereto in good faith. With each shipment of Product supplied to Kos pursuant to the terms of this Agreement, BPI shall send Kos a written invoice for such shipment setting forth an estimate of the Purchase Price for each Unit of Product in such shipment based upon the Projected Selling Price determined by Kos pursuant to the terms of this Section 6.2.1 (the "PROJECTED PURCHASE PRICE"). Kos shall be required to pay the Projected Purchase Price for each Unit of Product to BPI within forty-five (45) days of the delivery date of the Product.

          6.2.2 REPORTS. Within twelve (12) days after the end of each calendar month during the term, Kos shall submit to BPI (i) a good faith preliminary report providing in reasonable detail the reconciliation of actual gross sales to actual Net Sales for sales of Product by Kos during such calendar month (ii) a calculation of the good faith estimate of the difference between the actual Purchase Price and the Projected Purchase Price during such calendar month broken down on an SKU-by-SKU basis as set forth in Schedule 6.2.2 (the "PURCHASE PRICE Differential") and (iii) the sum of the product of Units of Product shipped by BPI to Kos during such calendar month on an SKU-by-SKU basis and the Purchase Price Differential on an SKU-by-SKU basis (the "RECONCILIATION CALCULATION"), an example of which is set forth on Schedule 6.2.2. Within thirty
(30) days after the end of each calendar month during the Term, Kos shall provide an update of the Reconciliation Calculation for the preceding month taking into account any new information. In addition, within forty five (45) days of the end of each calendar year, Kos shall submit to BPI a report, providing in reasonable detail an accounting of the aggregate Purchase Price for all Units of Product (broken down by SKU, in a manner similar to that shown on Schedule 6.2.2) shipped by BPI to Kos during such calendar year and a calculation of any amounts due pursuant to Section 2.19.1 with respect to such calendar year. Within two hundred and ten (210) days after the end of each calendar year during the Term, Kos shall submit to BPI an update to the Reconciliation Calculation taking into account the actual gross to net sales deductions used in the determination of Net Selling Price for the entire preceding calendar year, including, taking into account new information from Third Parties such as annual Managed Care and Medicaid discount reports.

          6.2.3 RECONCILIATION. If the Reconciliation Calculation (or any update thereto) for any given calendar month (or year, as applicable) indicates that the actual aggregate Purchase Price due exceeded the aggregate Projected Purchase Price paid for such calendar month (or year, as applicable) in the aggregate, then Kos shall, along with the delivery of each report specified in Section 6.2.2, pay to BPI an amount equal to such difference. If the Reconciliation Calculation for any given calendar month (or year, as applicable) indicates that the actual aggregate Purchase Price due was less than the aggregate Projected Purchase Price paid for such calendar month (or year, as applicable) in the aggregate, then BPI shall, within ten (10) Business Days of receipt of the applicable report specified in Section 6.2.2, pay to Kos an amount equal to such difference. Notwithstanding the foregoing, in the event that either Party disputes any amount payable by such Party under this
Section 6.2.3, such Party shall provide written notice within five (5) Business Days after receipt of the written report in question to the other Party, specifying such dispute (and shall not be required to pay the amount in dispute until resolution thereof). Kos and BPI shall promptly thereafter meet and negotiate in good faith a resolution to such dispute.

          6.2.4 INTENTIONALLY DELETED.

     6.3 BOOKS AND RECORDS; AUDIT. The Parties shall keep comprehensive books and records relating to its obligations under this Agreement (including, without limitation, any Net Sales and Purchase Price payments) on either a cash or accrual basis of accounting in accordance with GAAP. All such records shall be maintained for at least two (2) years following the relevant calendar year during the Term or, upon termination of this Agreement, for eighteen (18) months following such termination date, or such longer period as is required by applicable Law. During each calendar year, and for a year thereafter, Kos and BPI, shall have the right, at the auditing Party's own expense, to have an independent nationally recognized accounting firm audit such books and records of the other Party in order to verify the amount of the payments owed and/or paid pursuant to this Agreement. Each Party may perform an audit not more than once in any twelve (12) month period. If the amount owed by one Party was underpaid, the underpaying Party shall pay the additional amount owed and all accrued interest thereon to the other Party within fifteen (15) days after its receipt of notice of such underpayment. If the amount underpaid was in excess of ten percent (10%) of the amount owed, the fees of such audit shall also be paid by such underpaying Party within thirty (30) days after its receipt of notice of same. If the amount owed by one Party was overpaid, the auditing Party shall notify the other Party of such overpayment and refund such overpayment to the other Party within thirty (30) days after becoming aware of such overpayment. Each audit shall be conducted during normal business hours, upon reasonable advance written notice and in a manner that does not cause unreasonable disruption to the conduct of business by the audited Party. Each Party will treat all information subject to review under this Section 6.3 in accordance with the provisions of Article 8. Prior to conducting any audit hereunder, the Party conducting such audit will cause its accounting firm to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such accounting firm to maintain all such financial information in confidence with standards no less stringent that the terms of Article 8 of this Agreement.

                                    ARTICLE 7
                                EMPLOYEE TRANSFER

     7.1 EMPLOYEE TRANSFER. As soon as practicable, but in no event later than one (1) Business Day following the Effective Date, the Parties shall begin to cooperate, and shall thereafter continue cooperating as expeditiously as is practicable, to permit Kos to distribute to

BPI's primary care sales force, BPI's cardiovascular specialty sales force, and such employees of BPI's United States headquarters site as have been notified of the termination of their employment with BPI as a result of this Agreement (all such employees being the "AFFECTED EMPLOYEES"), such forms, documents, e-mails and voice mails relating to their employment or potential employment by Kos as Kos may reasonably request. The Parties agree that, prior to the Effective Date, BPI may select such employees as it shall decide in its sole discretion from its primary care and cardiovascular sales forces for transfer to its dermatology sales force, and such employees shall not be Affected Employees. As soon as practicable, but in no event later than ten (10) Business Days following the Effective Date, Kos shall make, or shall cause one of its Affiliates to make, offers of employment to at least **** employees of BPI employed by BPI in its primary care or cardiovascular sales forces and home office personnel who are responsible for the sale or marketing of the Product (each such employee who receives such an offer of employment is a "SELECTED EMPLOYEE"), on such terms and conditions of employment as Kos shall determine, but including at a minimum terms and conditions that: (i) are, in the aggregate as to each individual, as favorable as the employment terms and conditions, including employee benefits, currently provided by BPI to such Selected Employees, and (ii) do not require relocation by the Selected Employee without their consent; provided, however that Kos shall be relieved of its obligation to make offers to at least **** such BPI employees to the extent that at least **** of such Selected Employees have previously accepted such offer of employment. Such offers shall be contingent on, and shall only be contingent on, (i) the Closing having occurred,
(ii) such Selected Employee demonstrating reasonably satisfactory results of a drug test and (iii) such Selected Employee demonstrating a reasonably satisfactory driving record. Except as specified below or unless otherwise agreed to by the Parties, Kos or its Affiliates shall require that such offers of employment to Selected Employees be accepted within two (2) Business Days of the offer or it shall be withdrawn, and employment of such Selected Employees shall be effective commencing as of May 10, 2005 or such earlier date as may be specified in the offer letter (which date shall be the "IMMEDIATE TRANSFER DATE" for the Selected Employees). For any Selected Employee who is not actively at work immediately before the applicable Immediate Transfer Date as a result of an approved leave of absence from employment with BPI or absence from employment with BPI on account of short term or long term disability, such employment shall be effective only if and when such Selected Employee actually returns to work, provided that such return to work is within the time permitted by, and otherwise complies with, the terms of such approved leave of absence or the applicable short term or long term disability plan (and the date that such employment becomes effective is referred to as the Selected Employee's "SUBSEQUENT TRANSFER DATE"). All Immediate Transfer Dates and Subsequent Transfer Dates are referred to hereafter as "TRANSFER DATES." All Selected Employees who accept the offers of employment specified in this Section 7.1 by reporting to work as of the applicable Transfer Date are referred to as "TRANSFERRED EMPLOYEES." Subject to making the number of offers on the terms described above, Kos reserves the right to amend, modify or terminate any employee benefit plan, program or arrangement in accordance with the applicable terms of such employee benefit plan, program or arrangement, or to terminate the employment of any employee, in its discretion at any time. Kos shall notify BPI in writing of each of the following events as soon as reasonably practicable, but in all cases, within one (1) Business Day after the occurrence of (i) an offer of employment by Kos (or its Affiliates) to a Selected Employee (including identification of such employee and the anticipated start date of such employment), (ii) receipt of acceptance or rejection of employment by such Selected Employee and (iii) the commencement of employment by such Selected Employee.

     7.2 TRANSITION OF BENEFITS. For all purposes under any Kos Plan, such Transferred Employee shall be credited with his or her years of service with BPI and its Affiliates before his or her Transfer Date, to the same extent as such Transferred Employee was entitled, before his or her Transfer Date, to credit for such service under any similar BPI Plan, except for purposes of accrual of benefits under any defined benefit pension plan and except to the extent such credit would result in a duplication of benefits. In addition, without limiting the generality of the foregoing: (i) Transferred Employee shall be eligible to participate immediately as of his or her Transfer Date, without any waiting time to the extent legally permitted, in each Kos Plan to the extent coverage under such Kos Plan replaces coverage under a comparable BPI Plan in which such Transferred Employee participated immediately before his or her Transfer Date;
(ii) for purposes of each Kos Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Kos shall cause all pre-existing condition exclusions and actively-at-work requirements of such Kos Plan to be waived for such employee and his or her covered dependents to the extent they were not applicable under the corresponding BPI Plan, and Kos shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the corresponding BPI Plan ending on the date such employee's participation in the corresponding Kos Plan begins to be taken into account under such Kos Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Kos Plan; and (iii) Kos hereby agrees to accept a rollover of the account balances under a tax-qualified defined contribution plan maintained by BPI or any of its Affiliates (a "BPI SAVINGS PLAN") into a tax-qualified defined contribution plan maintained by Kos or any of its Affiliates (a "KOS SAVINGS PLAN") in which the Transferred Employees are eligible to participate; provided the rollover satisfies the applicable requirements of the Internal Revenue Code of 1986, as amended. To the extent permitted by Law and the respective Kos plans, Kos and its Affiliates shall give all Transferred Employees credit for the current calendar year in Kos's flexible spending account, dependent care account and cafeteria plans (the "KOS ACCOUNT PLANS") for any credits or contributions under BPI's flexible spending account, dependent care account and cafeteria plans ("BPI ACCOUNT PLANS"), in the amounts to be provided by BPI in writing to Kos within five (5) Business Days after receipt of a written list from Kos of all Transferred Employees (as such amounts may be increased by further contributions between the date hereof and the applicable Transfer Date and/or reduced by deductions properly made to pay benefits on or before such Transfer Date); provided that BPI, as soon as possible thereafter, transfers to Kos and its Affiliates an amount in cash equal to the excess of the aggregate accumulated contributions to the BPI Account Plans made during the year in which the Closing Date occurs by Transferred Employees over the aggregate reimbursements made for such year from the BPI Account Plans to the Transferred Employees; provided further that the Transferred Employees continue to be subject to their existing contribution elections for the year in which the Closing Date occurs and may not change such elections (except as permitted by the Kos Account Plans). For purposes of this Agreement, "BPI PLAN" means an employee benefit plan of BPI or any of its Affiliates that provided benefits to any Transferred Employee before his or her Transfer Date, and "KOS PLAN" means an employee benefit plan of Kos or any of its Affiliates providing benefits to any Transferred Employee from and after his or her Transfer Date. As of the Transfer Date, Kos shall assume, and hereby does assume, all right, title and interest in and to, and all obligations under, all automobile leases for all Transferred Employees and upon expiration of such leases, Kos shall return or otherwise dispose of the applicable automobile in accordance with the applicable automobile lease terms and thereafter, Kos shall provide such Transferred Employees with new automobiles in accordance with Kos' standard practice. BPI shall transfer to Kos, and Kos shall take from BPI, all right, title and interest in and to the laptop computers utilized by such Transferred Employees (provided, however that BPI shall have the right to remove any and all licensed software and all other proprietary or other confidential information from such laptops). Kos shall, within five (5) Business Days after the Transfer Date, pay to BPI an amount equal to $550.00 for each such laptop computer, which amount represents the fair market value thereof.

     7.3 WELFARE BENEFITS GENERALLY. BPI and its Affiliates shall be solely responsible for (i) claims for Welfare Benefits and for workers' compensation, in each case that are incurred by or with respect to any Transferred Employee and his or her beneficiaries and dependents before his or her Transfer Date;
(ii) claims relating to COBRA coverage attributable to "qualifying events" with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or before such Transferred Employee's Transfer Date; (iii) claims for Welfare Benefits and for workers' compensation, in each case that are incurred by or with respect to any Selected Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, regardless of when incurred; and (iv) claims relating to COBRA coverage attributable to "qualifying events" with respect to any Selected Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, regardless of when incurred. Kos and its Affiliates shall be solely responsible for (i) claims for Welfare Benefits and for workers' compensation, in each case that are incurred by or with respect to any Transferred Employee and his or her beneficiaries and dependents on or after his or her Transfer Date, and (ii) claims relating to COBRA Coverage attributable to "qualifying events" with respect to any Transferred Employee and his or her beneficiaries and dependents that occur after such Transferred Employee's Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or medication is prescribed, and not when the condition arose; provided that claims relating to a hospital confinement that begins on or before a Transferred Employee's Transfer Date but continues thereafter shall be treated as incurred on or before such Transfer Date. A disability or workers' compensation claim shall be considered incurred on or before the relevant Transferred Employee's Transfer Date if the injury or condition giving rise to the claim occurs on or before such Transfer Date.

     7.4 RETENTION OF LIABILITIES BY BPI. Except as specifically provided in this Article 7: (i) neither Kos nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to the BPI Plans, and BPI and its Affiliates shall be solely responsible for any and all liabilities which have arisen or may arise under or in connection with any BPI Plan (including liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA) and
(ii) BPI and its Affiliates shall be solely responsible for any and all liabilities relating to or arising out of the employment of any Transferred Employee by BPI and its Affiliates on or before his or her Transfer Date.

     7.5 RETENTION OF LIABILITIES BY KOS. Except as specifically provided in this Article 7: (i) neither BPI nor any of its Affiliates shall adopt, become a sponsoring employer of, or have any obligations under or with respect to the Kos Plans, and Kos and its Affiliates shall be solely responsible for any and all liabilities which have arisen or may arise under or in connection with any Kos Plan (including liabilities arising from income or excise tax assessments, participant benefit claims, fiduciary conduct, or under Title IV of ERISA); (ii) Kos and its Affiliates shall be solely responsible for any and all liabilities relating to or arising out of the decisions or actions of Kos and its Affiliates in deciding to offer or not to offer employment to any employees of BPI under
Section 7.1, and the terms and conditions of such offers; and (iii) subject to the provisions of Section 7.8, Kos and its Affiliates shall be solely responsible for any and all liabilities relating to or arising out of the employment, terms and conditions of employment, and termination of employment, of any employees of Kos and its Affiliates, including any Transferred Employee from and after his or her Transfer Date.

     7.6 SEVERANCE. Without limiting the generality of the foregoing provisions of this Article 7, BPI and its Affiliates shall remain solely responsible for all Severance Benefits and other liabilities or obligations relating to or arising out of the termination or alleged termination of employment with BPI and its Affiliates of any Selected Employee of BPI or its Affiliates who does not become a Transferred Employee, whether arising under a BPI Plan, an agreement with an individual employee, or applicable Law. Notwithstanding anything contained in this Agreement to the contrary, Kos and its Affiliates shall, except as set forth in Section 7.8, be solely responsible for all Severance Benefits and other liabilities and obligations relating to or arising out of the termination or alleged termination of employment with Kos or its Affiliates of any Transferred Employee from and after his or her Transfer Date or of any other person employed by Kos or its Affiliates before or after the Closing Date. Notwithstanding the foregoing, in the event that a Transferred Employee is terminated by Kos or any of its Affiliates at any time during the six-month period following the Transferred Employee's Transfer Date, the Transferred Employee shall be entitled to receive from Kos the greater of: (a) the Severance Benefits to which the Transferred Employee would have been entitled under the severance plan maintained by BPI and its Affiliates immediately prior to the Transfer Date or (b) the Severance Benefits to which the Transferred Employee is entitled under the severance plan maintained by Kos and its Affiliates.

     7.7 CALENDAR YEAR 2005 BONUSES. BPI will be liable for, and will pay to Transferred Employees, any annual bonuses to which they may become entitled, based upon actual performance, for the year in which the Closing Date occurs, subject to pro-ration to reflect the portion of such year that precedes the applicable Transfer Date, in accordance with the applicable BPI bonus plan(s). Kos will be liable for, and will pay to Transferred Employees, any annual bonuses to which they may become entitled under the applicable Kos bonus plan(s) for such year (disregarding any provision of such bonus plan(s) requiring full-year employment as a condition to receiving a bonus under such plan(s)), subject to pro-ration to reflect the portion of such year that follows the applicable Transfer Date.

     7.8 TERMINATION OF AGREEMENTS. If this Agreement is terminated for any reason following the Closing Date, then: (i) no Selected Employee shall thereafter become a Transferred Employee and (ii) BPI may, in its sole discretion, offer to rehire any Transferred Employee, on terms and conditions determined by BPI.

                                   ARTICLE 8
                                 CONFIDENTIALITY

     8.1 CONFIDENTIAL INFORMATION.

          8.1.1 CONFIDENTIAL INFORMATION. As used in this Agreement, the term "CONFIDENTIAL INFORMATION" means all secret, confidential or proprietary information or data, whether provided in written, oral, graphic, video, computer, electronic or other form, provided pursuant to this Agreement or generated pursuant to this Agreement by one Party (the "DISCLOSING PARTY") to the other Party or otherwise obtained by such Party (the "RECEIVING Party"), including but not limited to, information relating to the Disclosing Party's existing or proposed research, development efforts, patent applications, business or products, and any other materials that have not been made available by the Disclosing Party to the general public. Notwithstanding the foregoing sentence, Confidential Information shall not include any information or materials that:

               (A) were already known to the Receiving Party (other than under an obligation of confidentiality), at the time of disclosure by the Disclosing Party, to the extent such Receiving Party has documentary evidence to that effect;

               (B) were generally available to the public or otherwise part of the public domain at the time of disclosure thereof to the Receiving Party;

               (C) became generally available to the public or otherwise part of the public domain after disclosure or development thereof, as the case may be, and other than through any act or omission of a Party in breach of such Party's confidentiality obligations under this Agreement;

               (D) were disclosed to a Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the Disclosing Party not to disclose such information to others; or

               (E) were independently discovered or developed by or on behalf of the Receiving Party without the use of the Confidential Information belonging to the other Party, to the extent such Receiving Party has documentary evidence to that effect.

          8.1.2 CONFIDENTIALITY OBLIGATIONS. Each of Kos and BPI shall keep all Confidential Information received from the other Party with the same degree of care it maintains the confidentiality of its own Confidential Information. Neither Party shall use such Confidential Information for any purpose other than in performance of this Agreement or disclose the same to any other Person other than to such of its and its Affiliates' directors, managers, employees, independent contractors, agents or consultants who have a need to know such Confidential Information to implement the terms of this Agreement or enforce its rights under this Agreement; provided, however, that a Receiving Party shall advise any of its and its Affiliates' directors, managers, employees, independent contractors, agents or consultants who receives such Confidential Information of the confidential nature thereof and of the obligations contained in this Agreement relating thereto, and the Receiving Party shall ensure (including, in the case of a Third Party, by means of a written agreement with such Third Party having terms at least as protective as those contained in this Article 8) that all such directors, managers, employees, independent contractors, agents or consultants comply with such obligations as if they had been a Party hereto. Upon termination of this Agreement, the Receiving Party shall return or destroy all documents, tapes or other media containing Confidential Information of the Disclosing Party that remain in the possession of the Receiving Party or its directors, managers, employees, independent contractors, agents or consultants, except that the Receiving Party may keep one copy of the Confidential Information in the legal department files of the Receiving Party, solely for archival purposes. Such archival copy shall be deemed to be the property of the Disclosing Party, and shall continue to be subject to the provisions of this Article 8. It is understood that receipt of Confidential Information under this Agreement will not limit the Receiving Party from assigning its employees to any particular job or task in any way it may choose, subject to the terms and conditions of this Agreement.

          8.1.3 PERMITTED DISCLOSURE AND USE. Notwithstanding Section 8.1.2, (i) either Party may disclose Confidential Information belonging to the other Party only to the extent such disclosure is reasonably necessary to: (a) comply with or enforce any of the provisions of this Agreement; (c) comply with Laws; or (c) comply with applicable stock exchange or Nasdaq regulation and (ii) BPI may disclose Confidential Information belonging to Kos related to the Product only to the extent such disclosure is reasonably necessary to obtain or maintain Regulatory Approval of a Product to the extent such disclosure is made to a Governmental Authority. If a Party deems it necessary to disclose Confidential Information of the other Party pursuant to this Section 8.1.3, such Party shall give reasonable advance written notice of such disclosure to the other Party to permit such other Party sufficient opportunity to object to such disclosure or to take measures to ensure confidential treatment of such information. Notwithstanding anything to the contrary in this Article 8, (i) Kos shall not disclose to any Third Party Confidential Information of BPI relating to the manufacture of a Product unless required by a Governmental Authority without the prior written consent of BPI and (ii) BPI shall be allowed to disclose Confidential Information of Kos related to the Product to Third Parties as set forth on Schedule 8.1.3.

          8.1.4 NOTIFICATION. The Receiving Party shall notify the Disclosing Party promptly upon discovery of any unauthorized use or disclosure of the Disclosing Party's Confidential Information, and will cooperate with the Disclosing Party in any reasonably requested fashion to assist the Disclosing Party to regain possession of such Confidential Information and to prevent its further unauthorized use or disclosure.

     8.2 PUBLICITY; FILING OF THIS AGREEMENT. The Parties shall jointly agree upon and issue a press release in connection with the transactions set forth herein. Any other publication, news release or other public announcement by a Party relating to this Agreement or to the performance hereunder shall first be reviewed and consented to in writing by the other Party; provided, however, that
(i) any disclosure that is required by Law as advised by the disclosing Party's counsel may be made without the prior written consent of the other Party and
(ii) any Party may issue a press release or public announcement if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, without the prior written consent of the other Party. To the extent practicable, the disclosing Party shall give at least one (1) Business Day advance notice of any such legally required disclosure to the other Party, and such other Party shall provide any comments on the proposed disclosure during such period. To the extent that either Party determines that it or the other Party is required to file or register this Agreement or a notification thereof to comply with the requirements of an applicable stock exchange or Nasdaq regulation or any Governmental Authority, including without limitation the Securities and Exchange Commission, such Party shall promptly inform the other Party thereof. Prior to making any such filing, registration or notification, the Parties shall consult with respect thereto regarding confidentiality. The Parties shall cooperate, each at its own expense, in such filing, registration or notification, including without limitation such confidential treatment request, and shall execute all documents reasonably required in connection therewith.

     8.3 PUBLICATION. Kos shall submit copies of each proposed academic, scientific, medical and other publication sponsored or developed by Kos or developed in collaboration with Kos that contains or refers to any Product in the Territory to BPI at least thirty (30) days in advance of submitting such proposed publication to a publisher or other Third Party. BPI shall have the right to review and comment on each such proposed publication for accuracy and to ascertain whether BPI's Confidential Information is being inappropriately utilized and/or released. BPI shall have the right to remove any of its Confidential Information prior to submission for publication. Kos shall redact or otherwise modify the proposed publication to remove any such Confidential Information of BPI. In addition, in the event that the document includes data, information or material generated by a Party's (or the Affiliates' of a Party) scientists, and professional standards for authorship would be consistent with including such Party's scientists as co-authors of the document, the names of such scientists will be included as co-authors. A Party may publicly disclose without regard to the preceding requirements of this Section 8.3 any information that was previously disclosed in a public disclosure that was in compliance with such requirements.

     8.4 USE OF NAMES. Except as otherwise set forth in this Agreement, neither Party shall use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that either Party may use the name of the other Party in any document filed with any regulatory agency or Governmental Authority, including the FDA and the Securities and Exchange Commission.

     8.5 CONFIDENTIALITY OF THIS AGREEMENT. The terms of this Agreement shall be Confidential Information of each Party and, as such, shall be subject to the provisions of this Article 8.

     8.6 SURVIVAL. The obligations and prohibitions contained in this Article 8, as they apply to Confidential Information, shall survive the expiration or termination of this Agreement for the longer of (i) a period of ten (10) years or (ii) the useful life of the property to which the Confidential Information relates.

                                   ARTICLE 9
                              INTELLECTUAL PROPERTY

     9.1 OWNERSHIP OF NAMES. Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

     9.2 TRADE DRESS. As soon as reasonably practicable after the Closing Date and otherwise in accordance with all applicable Laws, Kos shall prepare and submit to BPI for BPI's approval a sample of Kos's trade dress to be utilized to Distribute the Product in the Territory (the "KOS TRADE DRESS"). Kos hereby grants to BPI the right to use, with the right to grant Affiliates and Third Parties the right to use, such Kos Trade Dress in the Territory solely for the purpose of performing its obligations under this Agreement. Kos shall be responsible for complying with all applicable Laws in connection with the Kos Trade Dress. Kos shall own and retain all rights to the Kos Trade Dress and all goodwill associated therewith. The Kos Trade Dress shall be used only pursuant to the terms of this Agreement to identify, and in connection with, the marketing of the Product, and shall not be used by either Party to identify, or in connection with, the marketing of any other products. BPI's right to use the Kos Trade Dress shall automatically terminate upon the termination or expiration of this Agreement.

     9.3 DOMAIN NAMES. BPI shall (or shall cause its Affiliate to), promptly after the Closing Date, assign to Kos those Internet domain names or sub-domain names with respect to the Product in the Territory set forth on Schedule 9.3 (the "DOMAIN NAMES"). Thereafter, Kos shall be responsible, at its sole cost and expense, for maintaining such Domain Names; provided, however, such domain names shall be used only pursuant to the terms of this Agreement to identify, and in connection with, the marketing of the Product, and shall not be used by Kos to identify, or in connection with, the marketing of any other products. Except as set forth in this Section 9.3, BPI shall also own rights to any Internet domain names incorporating any of its (or its Affiliate's) trademarks.

                                   ARTICLE 10
                         REPRESENTATIONS AND WARRANTIES

     10.1 REPRESENTATIONS AND WARRANTIES.

          10.1.1 Each of the Parties hereby represents and warrants to the other Party that, as of the Effective Date:

               (A) Such Party has full corporate right, power and authority to enter into this Agreement and the other Transaction Documents to which it is a Party and to perform its respective obligations under this Agreement and such other Transaction Documents and that it has the right to grant the rights granted pursuant to this Agreement and such other Transaction Documents.

               (B) This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity. The execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it is bound, nor violate any Law of any Governmental Authority having jurisdiction over it.

               (C) Such Party has not granted any right to any Third Party that would conflict with the rights granted to the other Party hereunder.

               (D) Such Party has obtained all consents, approvals and authorizations of all Government Authorities and other Persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement.

               (E) Such Party is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation.

               (F) No agent, broker, investment banker, financial advisor or other Person, is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement from such Party.

          10.1.2 BPI hereby represents and warrants to Kos that as of the Effective Date:

               (A) It has the right to grant the rights under this Agreement as granted hereunder.

               (B) It has not previously granted to any Third Party the rights granted to Kos under this Agreement, and is not currently obligated (whether or not contingent on any future event or state of affairs) to supply the Product to any Third Party for sale in the Territory.

               (C) BPI has not encumbered, with liens, mortgages, security interests or otherwise, any of the rights granted under this Agreement, except as would not reasonably be expected to materially adversely affect the rights of Kos hereunder or with respect to taxes not yet due and payable.

               (D) Except with respect to matters which it has previously made available to Kos or otherwise informed Kos in writing, BPI has received no material and negative written communication with respect to the market approvability or continued market approval for the sale of the Product in the Territory from any Regulatory Authority.

               (E) Except as set forth on Schedule 10.1.2(e), there is no action, suit, claim, proceeding or arbitration at law or in equity or before or by any Governmental Authority pending or, to the knowledge of BPI, threatened against BPI with respect to the Product.

               (F) Except as set forth on Schedule 10.1.2(f), there is no action or proceeding pending or, to BPI's knowledge, threatened, with respect to Product against BPI or its Affiliates or that questions the validity of this Agreement or any action taken by BPI in connection with the execution of this Agreement.

               (G) INTENTIONALLY DELETED.

               (H) INTENTIONALLY DELETED.

               (I) INTENTIONALLY DELETED.

               (J) FINANCIAL INFORMATION. Schedule 10.1.2(j) sets forth all material sales information relating to the Product in the Territory for the calendar years 2003 and 2004. Such information: (i) is true, correct and complete in all material respects; (ii) was derived from the books and records of BPI (or its applicable Affiliates); and (iii) was prepared by BPI (or its applicable Affiliates) in good faith and fairly presents, in all material respects, the gross and net sales of Product in the Territory for the periods shown. No representations or warranty whatsoever is made with respect to any financial projections provided by BPI.

          10.1.3 To the knowledge of BPI, in each case taken as a whole together with the publicly filed reports of BPI or any of its Affiliates with the United States Securities and Exchange Commission, (i) neither this Agreement nor any of the schedules, attachments, written statements, documents, certificates, or other items delivered to Kos pursuant to this Agreement or any items delivered to Kos during the negotiations of this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading and (ii) BPI has disclosed, and provided copies of, all material facts, information and documents pertaining to the Product to Kos.

          10.1.4 Kos hereby represents and warrants to BPI that as of the Effective Date, Kos has access to, and as of the Closing Date, Kos will have, sufficient readily available funds necessary to pay the Closing Date Payment as and when due.

     10.2 PERFORMANCE BY AFFILIATES. The Parties recognize that each may assign or contract the performance of some or all of its obligations under this Agreement to Affiliates; provided, however, that each Party shall remain responsible for and be guarantor of any such performance of its obligations under this Agreement by its Affiliates and shall cause its Affiliates to comply with the provisions of this Agreement in connection with any such performance. Each Party hereby expressly waives any requirement that the other Party exhaust any right, power or remedy, or proceed against an Affiliate or subcontractor, for any obligation or performance hereunder prior to proceeding directly against such Party. Notwithstanding the foregoing, in the event Kos wishes to so assign or contract some or all of its rights or obligations to an Affiliate which is incorporated or otherwise organized outside the United States or is not a resident of the United States for United States federal income tax purposes, then the prior written consent of BPI shall be required for such assignment or contracting, to the extent any future payments due to BPI under this Agreement would be subject to any withholding taxes or other taxes to be withheld at source, such consent not to be unreasonably withheld.

     10.3 DISCLAIMER OF WARRANTY. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN
SECTION 10.1 OF THIS AGREEMENT, KOS AND BPI MAKE NO REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND KOS AND BPI EACH SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

     10.4 LIMITATION OF LIABILITY. IN NO EVENT WILL EITHER PARTY BE LIABLE FOR LOST PROFITS OR FOR ANY SPECIAL, INDIRECT, INCIDENTAL, EXEMPLARY,

CONSEQUENTIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, ON ANY THEORY OF LIABILITY AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING UNDER ANY CAUSE OF ACTION AND ARISING IN ANY WAY OUT OF THIS AGREEMENT. THE FOREGOING LIMITATIONS WILL NOT LIMIT EITHER PARTY'S OBLIGATIONS TO THE OTHER PARTY UNDER SECTION 13.9.1 OR ARTICLE 13.

     10.5 SURVIVAL OF CERTAIN REPRESENTATIONS/WARRANTIES. The representations and warranties contained in Section 10.1.3 shall survive the Closing Date for a period of twelve (12) months. All other representations and warranties contained in this Agreement shall survive the Closing Date until the end of the Term.

                                   ARTICLE 11
                              TERM AND TERMINATION

     11.1 TERM. This Agreement shall commence as of the Effective Date and, unless sooner terminated as provided herein, shall continue in effect until the expiration or termination of the Distribution Agreement.

     11.2 ALLEGATIONS OF MATERIAL BREACH.

          11.2.1 The Parties intend that this Agreement shall survive breach, and shall not be terminable in the event of breach by a Party (the "BREACHING PARTY"), unless the breach is of such a nature, duration or frequency that the rights and interests of the other Party (the "NOTIFYING PARTY") and/or its Affiliates under this Agreement have been materially and adversely affected ("MATERIAL BREACH"). In the event there is a dispute as to whether a Material Breach has occurred, this Agreement shall survive pending a determination pursuant to Article 14 that a Material Breach has occurred. This Section 11.2 shall apply to any allegation of Material Breach.

          11.2.2 If a Party believes that a Material Breach has occurred, it shall give written notice to the Breaching Party of the nature of the breach and the reason the Notifying Party believes it is a Material Breach. The alleged Breaching Party shall then have a period of ninety (90) days following receipt of such notice (fifteen (15) days in the event of non-payment unless such payment obligation is being disputed in good faith) in which to cure the breach; provided, however, that if the Material Breach is other than the payment of money and is capable of being cured but cannot be reasonably cured in such ninety (90)-day period, then the right to terminate this Agreement shall not arise if the allegedly Breaching Party has (a) during such period of time submitted a plan that, if successfully carried out, would be effective in curing such Material Breach, and has commenced its execution of such plan, and (b) diligently pursues such plan thereafter for a period of up to an additional ninety (90) days. Any such notice of alleged Material Breach by the Notifying Party shall include a reasonably detailed description of all relevant facts and circumstances demonstrating, supporting and/or relating to each such alleged Material Breach by the Breaching Party.

          11.2.3 If the alleged Material Breach is not cured within the cure period specified in Section 11.2.2, the Notifying Party may give notice of termination ("NOTICE OF TERMINATION

FOR MATERIAL BREACH") and thereafter this Agreement shall immediately terminate; provided however, if the Breaching Party does not agree that a Material Breach has occurred, then this Agreement shall survive, and the Parties shall continue to perform their obligations hereunder, until the issue of whether there has been a Material Breach by the Breaching Party is resolved in accordance with
Article 14.

     11.3 BANKRUPTCY EVENT. Either Party may terminate this Agreement immediately upon written notice to the other Party where the other Party becomes subject to a Bankruptcy Event.

     11.4 TERMINATION PRIOR TO CLOSING. This Agreement may be terminated at any time prior to Closing:

          11.4.1 By mutual written consent of Kos and BPI;

          11.4.2 By Kos or BPI in the event that any competent Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          11.4.3 By Kos or BPI in the event the Distribution Agreement is terminated.

          11.4.4 By a Party, if the other Party shall have materially breached, or materially failed to comply with, any of such other Party's obligations under this Agreement to be performed prior to the Closing, subject to notice and cure as set forth in Section 11.2.

                                   ARTICLE 12
                             EFFECTS OF TERMINATION

     12.1 EFFECTS OF TERMINATION.

          12.1.1 EFFECT OF TERMINATION PRIOR TO CLOSING. In the event of termination of this Agreement as provided in Section 11.4, this Agreement shall forthwith become void and there shall be no liability on the part of either Party hereto except nothing herein shall relieve either Party from liability for any breach of this Agreement.

          12.1.2 EFFECT OF TERMINATION FROM AND AFTER CLOSING. Upon expiration or termination of this Agreement at any time from and after the Closing, all rights and grants to Kos hereunder shall immediately terminate and be of no further force and effect and Kos shall immediately return and assign to BPI all Samples, Product, Domain Names and all other materials (including tangible manifestations of any intellectual property, including all data, information and materials), related to the Product. If this Agreement is terminated based upon a breach of this Agreement, the breaching party shall be responsible for the costs and expenses related to the return of such materials to BPI.

     12.2 ACCRUED RIGHTS. Termination of this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such termination. Such termination will not relieve a Party from obligations that are expressly indicated to survive the termination of this Agreement.

     12.3 INTENTIONALLY OMITTED.

     12.4 SURVIVAL. The following Articles and Sections, together with any definitions used or exhibits referenced therein, will survive any termination or expiration of this Agreement: Sections 3.8.7, 3.8.8, 6.3, 7.2 to 7.8, 9.1, 9.2, 10.3, 10.4 and 14.2 and Articles 8, 12, 13 (as to activities arising prior to the termination) and 16.

     12.5 SALE OF INVENTORY. For a period of up to six months following expiration of this Agreement pursuant to Section 11.1 or termination of this Agreement pursuant to Section 11.2 where BPI is the breaching Party, Kos shall be entitled to continue to sell any Product still in Kos's inventory (or being held for delivery by BPI to Kos) (the "REMAINING INVENTORY"), subject to Kos's payment of the Purchase Price pursuant to Article 5 and Article 6 with respect to such sales and otherwise in compliance with the applicable terms and conditions of this Agreement. Notwithstanding the foregoing, Kos shall not have the right to so sell Product pursuant to this Section 12.5 in the event that BPI, at its sole option, notifies Kos in writing of its desire to purchase the Remaining Inventory at the Net Selling Price per Unit (the "REMAINING INVENTORY PURCHASE OPTION"). Promptly after receipt of such notice, Kos shall deliver a written invoice to BPI for all such Remaining Inventory and shall ship such Remaining Inventory to BPI at its sole cost and expense. Within forty-five (45) days of receipt of such Remaining Inventory, BPI shall pay the invoiced amount to Kos.

                                   ARTICLE 13
                           INDEMNIFICATION; INSURANCE

     13.1 INDEMNIFICATION.

          13.1.1 INDEMNIFICATION BY BPI. BPI hereby agrees to save, defend and hold Kos, its Affiliates, and their respective directors, officers, agents and employees harmless from and against any and all Losses arising in connection with any and all charges, complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, audits, stipulations or injunctions by a Third Party (each a "THIRD PARTY CLAIM") resulting directly from (a) any breach by BPI of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by BPI or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) any liabilities of BPI and its Affiliates described in Sections 7.4 and 7.6, (d) any alleged violation of any federal or state Laws relating to the reimbursement, pricing, promotion or advertising of any Product in the Territory resulting from a sale of the Product before the Closing Date, (e) any property damage, personal injury or death caused by Product sold prior to the Closing Date, (f) any non-withholding by Kos of income, withholding or similar taxes (including any penalties, additions, fines, surcharges or interest relating thereto) in respect of any payments made to BPI pursuant to Article 5, including any adjustments asserted or claimed by any Governmental Authority in respect of such taxes and related amounts and (g) any action, suit, claim, proceeding or arbitration set forth on Schedule

10.1.2(e); in each case except to the extent that such Losses are subject to indemnification by Kos pursuant to Section 13.1.2.

          13.1.2 INDEMNIFICATION BY KOS. Kos hereby agrees to save, defend and hold BPI, its Affiliates, and their respective directors, officers agents and employees harmless from and against any and all Losses arising in connection with any and all Third Party Claims resulting directly from (a) any breach by Kos of any of its representations, warranties, covenants or obligations pursuant to this Agreement, (b) the negligence or willful misconduct by Kos or its Affiliates or their respective officers, directors, employees, agents or consultants in performing any obligations under this Agreement, (c) any liabilities of Kos and its Affiliates described in Sections 7.5 and 7.6, (d) any alleged violation of any federal or state Laws relating to the reimbursement, pricing, promotion or advertising of any Product in the Territory resulting from a sale of the Product by Kos after the Closing Date, or (e) any representations or warranties made by Kos and/or its Affiliates to its customers or users with respect to the Product other than representations expressly provided or approved by BPI in writing and representations consistent with the FDA approved indicated uses of the Product; in each case except to the extent that such Losses are subject to indemnification by BPI pursuant to Section 13.1.1.

          13.1.3 The rights of indemnification under this Section 13.1 shall be subject to the provisions of Sections 13.2 through 13.8 and Section 3.8.8.

     13.2 NOTICE OF CLAIM. All indemnification claims in respect of any indemnitee seeking indemnity under Section 13.1 (collectively, the "INDEMNITEES" and each an "INDEMNITEE") will be made solely by the corresponding Party (the "INDEMNIFIED PARTY"). The Indemnified Party will give the indemnifying Party (the "INDEMNIFYING Party") prompt written notice (an "INDEMNIFICATION CLAIM NOTICE") of any Losses and any Third Party Claim or the discovery of any fact upon which such Indemnified Party intends to base a request for indemnification under Section 13.1, but in no event will the Indemnifying Party be liable for any Losses that result from any delay in providing such notice which materially prejudices the defense of such Third Party Claim. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). Together with the Indemnification Claim Notice, the Indemnified Party will furnish promptly to the Indemnifying Party copies of all notices and documents (including court papers) received by any Indemnitee in connection with the Third Party Claim. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party materially prejudices the defense of such Third Party Claim.

     13.3 CONTROL OF DEFENSE. At its option, the Indemnifying Party may assume the defense of any Third Party Claim subject to indemnification as provided for in Sections 13.1.1 and 13.1.2, as applicable, by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party's receipt of an Indemnification Claim Notice. Upon assuming the defense of a Third Party Claim, the Indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel it selects. Should the Indemnifying Party assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnified Party or any other Indemnitee for any legal expenses subsequently incurred by such

Indemnified Party or other Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim.

     13.4 RIGHT TO PARTICIPATE IN DEFENSE. Without limiting Section 13.3, any Indemnitee will be entitled to participate in, but not control, the defense of a Third Party Claim for which it has sought indemnification hereunder and to employ counsel of its choice for such purpose; provided, however, that such employment will be at the Indemnitee's own expense unless (a) the employment thereof has been specifically authorized by the Indemnifying Party in writing, or (b) the Indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 13.3 (in which case the Indemnified Party will control the defense).

     13.5 SETTLEMENT. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnitee becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnitee in any manner, and as to which the Indemnifying Party will have acknowledged in writing the obligation to indemnify the Indemnitee hereunder, the Indemnifying Party will have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the Indemnifying Party, in its reasonable discretion, will deem appropriate (provided, however that such terms shall include a complete and unconditional release of the Indemnified Party from all liability with respect thereto), and will transfer to the Indemnified Party all amounts which said Indemnified Party will be liable to pay prior to the time of the entry of judgment. With respect to all other Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.3, the Indemnifying Party will have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent will be at the Indemnified Party's reasonable discretion). The Indemnifying Party that has assumed the defense of the Third Party Claim in accordance with Section 13.3 will not be liable for any settlement or other disposition of a Loss by an Indemnitee that is reached without the written consent of such Indemnifying Party. Regardless of whether the Indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnitee will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without first offering to the Indemnifying Party the opportunity to assume the defense of the Third Party Claim in accordance with Section 13.3.

     13.6 COOPERATION. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party will, and will cause each other Indemnitee to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection with such Third Party Claim. Such cooperation will include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnitees and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party will reimburse the Indemnified Party for all its reasonable out-of-pocket expenses incurred in connection with such cooperation.

     13.7 EXPENSES OF THE INDEMNIFIED PARTY. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim will be reimbursed on a calendar quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     13.8 PRODUCT LIABILITY.

          13.8.1 Subject to Sections 13.1.1 and 13.1.2, each of BPI and Kos shall be responsible for Losses from Third Party Claims resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of a Product (including, without limitation, those Third Party Claims that involve death or bodily injury (or allegations thereof) to any individual or any property other than intellectual property) (each, a "PRODUCT CLAIM"). All Product Claims shall be borne ****.

          13.8.2 Each Party shall give the other prompt written notice of any Product Claim (actual or potential), but the omission of such notice shall not relieve either Party from its obligations under this Section 13.8, except to the extent the other Party can establish actual prejudice and direct damages as a result thereof. Kos shall assume the lead role in the defense of such Product Claim based on the specific Product subject to the Claim; provided, however, that all costs and expenses of such defense shall be borne ****. Kos shall consult with BPI on all material aspects of, and shall obtain the prior written consent of BPI (such consent not to be unreasonably withheld, refused, conditioned or delayed) in respect of any material decisions to be taken with regard to, the defense, including without limitation settlement of such Product Claim, and BPI shall have a full opportunity to participate in decision-making process with respect to the strategy of such defense, and the Parties shall cooperate fully with each other in connection therewith. BPI shall also have the right to participate in the defense of any Product Claim utilizing attorneys of its choice, at its own expense. In furtherance of the Parties' cooperation, Kos will consult with BPI regarding strategic decisions, including without limitation the retention of counsel and defense of each Product Claim. Kos will otherwise keep BPI fully informed of the status and progress of the defense and any settlement discussions concerning the Product Claim.

     13.9 ADDITIONAL BPI INDEMNIFICATION OBLIGATIONS.

          13.9.1 LOST PROFITS CLAIMS. In addition to BPI's indemnification obligations pursuant to Section 13.1.1, BPI hereby agrees to indemnify Kos for Lost Profits resulting directly from a Supply Failure (a "LOST PROFITS CLAIM"); except to the extent that such amounts are subject to indemnification by Kos pursuant to Section 13.1.2 and in each case other than Third Party Claims (which are covered pursuant to Section 13.1.1). Notwithstanding anything to the contrary contained herein the maximum aggregate liability of BPI under this
Section 13.9 shall not exceed the Lost Profits Cap in effect as of the date of the occurrence of the event resulting in the Lost Profits Claim. The provisions of this Section 13.9.1 shall be Kos's sole remedy with respect to any and all claims for Lost Profits.

          13.9.2 LOST PROFITS CLAIMS. The provisions of Sections 13.2 to 13.7 shall not apply to Lost Profits Claims. Any Lost Profits Claim shall be asserted by Kos promptly upon Kos becoming aware of a Supply Failure (but in no event later than ten (10) Business Days following Kos becoming aware of such Supply Failure (provided that Kos's failure to provide such notice in a timely manner shall not affect Kos's right to assert a Lost Profits Claim except to the extent that BPI is prejudiced thereby)) by providing BPI with written notice thereof. Within ninety (90) days of the discontinuance of a Supply Failure, Kos shall provide BPI with a good faith estimate of the amount of the Lost Profits Claim. For a period of sixty (60) days from and after BPI's receipt of Kos's good faith estimate, the Parties shall attempt in good faith to resolve such claim for indemnification, including any amounts due. If the Parties are unable to resolve such claim, the dispute shall be subject to resolution pursuant to Section 14.1.

     13.10 INSURANCE. Each Party will obtain and keep in force, through self insurance or otherwise, in a form reasonably acceptable to the other Party hereto, insurance in scope and amount as required by law applicable to a Party's activities hereunder and such additional amounts as may be reasonably necessary to cover such Party's indemnity obligations under this Agreement with scope and coverage as is normal and customary in the biotechnology/pharmaceutical industry generally for parties similarly situated, but in no event in an amount less than ****. It is understood that such insurance will not be construed to limit a Party's liability with respect to its indemnification obligations under this
Article 13. Each Party will, except to the extent self insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Article 13. Such certificate will provide that such insurance will not expire or be cancelled or modified without at least thirty (30) days' prior notice to the other Party.

                                   ARTICLE 14
                               DISPUTE RESOLUTION

     14.1 DISPUTES. For all matters under this Agreement, the Parties hereby agree that the dispute shall be referred to the Chief Executive Officer of Kos and the Chief Executive Officer of BPI (the "REPRESENTATIVES"). If any such matter has not been resolved within thirty (30) Business Days of such referral to the Representatives either Party may invoke the provisions of Section 14.2 for such dispute. No dispute resolution procedure set forth in this Agreement shall be construed as an agreement to arbitrate under any federal or state arbitration law, including but not limited to the Federal Arbitration Act, and shall not deprive a court of competent jurisdiction from resolving any dispute arising under, or related to, this Agreement. In the event of any dispute between the Parties arising in connection with Article 9 of this Agreement, the Parties agree that the dispute resolution described under this Article 14 will be conducted with sufficient dispatch to prevent loss of patent rights in the disputed subject matter.

     14.2 LITIGATION. Any dispute that is not resolved as provided in the preceding Section 14.1, whether before or after termination of this Agreement, may be submitted by either Party to any court of competent jurisdiction in the State of New York.

     14.3 INJUNCTIVE RELIEF. Notwithstanding anything to the contrary in this Agreement, either Party will have the right to seek temporary injunctive relief in any court of competent jurisdiction in the State of New York as may be available to such Party under the laws and rules applicable in such jurisdiction with respect to any matters arising out of the other Party's performance of its obligations under this Agreement.

                                   ARTICLE 15
                         CLOSING AND CLOSING CONDITIONS

     15.1 CLOSING.

          15.1.1 The closing of the transactions contemplated hereby (the "CLOSING") will take place on May 2, 2005. The actual date of the Closing is referred to as the "CLOSING DATE". The Closing shall be deemed to be effective as of 11:59 p.m. on the Closing Date.

          15.1.2 At the Closing, the Parties (or their Affiliates) shall each execute and deliver to the other Party a domain name assignment agreement substantially in the form of Exhibit A hereto (the "DOMAIN NAME ASSIGNMENT" or the "TRANSACTION DOCUMENT"), and such other instruments and documents, in form and substance reasonably acceptable to the Parties, as may be necessary to effect the Closing.

          15.1.3 At the Closing, Kos will pay the Closing Date Payment in full in cash without any deductions or offsets by wire transfer of immediately available funds to a bank account or accounts to be designated by BPI in writing prior to Closing.

     15.2 CONDITIONS TO OBLIGATIONS OF KOS. The obligations of Kos hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, as applicable, of each of the following conditions (all or any of which may be waived in whole or in part by Kos, but only in writing, in its sole discretion):

          15.2.1 ORDERS AND LAWS. There shall not be in effect on the Closing Date any proceeding, hearing, judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.

          15.2.2 DELIVERIES. BPI shall have executed and delivered to Kos the items described in Section 15.1.2.

          15.2.3 DISTRIBUTION AGREEMENT. The Parties (or their applicable Affiliates) shall have entered into the Distribution Agreement.

     15.3 CONDITIONS TO OBLIGATIONS OF BPI. The obligations of BPI hereunder to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of each of the following conditions (all or any of which may be waived in whole or in part by BPI, but only in writing, in its sole discretion):

          15.3.1 ORDERS AND LAWS. There shall not be in effect on the Closing Date any judgment, order, decree, ruling or charge restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement with respect to the Territory.

          15.3.2 PAYMENT AND DELIVERIES. Kos shall have paid the Closing Date Payment to BPI and Kos shall have executed and delivered to BPI the items described in Section 15.1.2.

          15.3.3 DISTRIBUTION AGREEMENT. The Parties (or their applicable Affiliates) shall have entered into the Distribution Agreement.

     15.4 FURTHER ASSURANCES. Each of Kos and BPI will take such further actions as may be commercially reasonable to cause to be fulfilled the conditions to the respective obligations of the other Party set forth in Article 15.

                                   ARTICLE 16
                                  MISCELLANEOUS

     16.1 ENTIRE AGREEMENT; AMENDMENT. This Agreement, together with the Transaction Documents, including the exhibits and schedules attached hereto and thereto (each of which is hereby incorporated herein and therein by reference), sets forth the complete, final and exclusive agreement and understanding between the Parties and supersedes and terminates all prior agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

     16.2 FORCE MAJEURE. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party uses its commercially reasonable efforts to avoid or remove such causes of nonperformance and shall continue performance with the utmost dispatch whenever such causes are removed. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including without limitation, an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. When such circumstances arise, the Parties shall discuss what modifications of the terms of this Agreement may be required in order to arrive at an equitable solution.

     16.3 NOTICES. All notices or other communications that are required or permitted under this Agreement shall be in writing and delivered personally, sent by facsimile (and promptly confirmed by personal delivery or overnight courier as provided in this Agreement), or sent by internationally-recognized overnight courier to the addresses below. Any such communication shall be deemed to have been given (a) when delivered, if personally delivered or sent by facsimile on a Business Day (so long as promptly confirmed by personal delivery or overnight courier as provided in this Agreement), and (b) on the second Business Day after dispatch, if sent by internationally-recognized overnight courier. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

               For Kos:          Kos Pharmaceuticals, Inc.

                                 1 Cedar Brook Drive
                                 Cranbury, New Jersey 08512
                                 Fax: (609) 495-0907
                                 Attention: President & Chief Executive Officer

               with a copy to:   Kos Pharmaceuticals, Inc.
                                 2200 N. Commerce Parkway
                                 Suite 300
                                 Weston, FL 33326
                                 Fax: (954) 331-3877
                                 Attention: Senior Vice President & Controller

               with a copy to:   Kos Pharmaceuticals, Inc.
                                 1 Cedar Brook Drive
                                 Cranbury, New Jersey 08512
                                 Fax: (609) 495-0907
                                 Attention: Andrew I. Koven, Executive Vice
                                            President, General Counsel &
                                            Corporate Secretary

               with a copy to:   Holland & Knight LLP
                                 701 Brickell Avenue
                                 Suite 3000
                                 Miami, Florida 33131
                                 Fax: (305) 789-7799
                                 Attention: Rodney H. Bell

               For BPI:          Biovail Pharmaceuticals, Inc.
                                 700 Route 202/206
                                 North, Bridgewater, New Jersey 08807
                                 Fax: (908) 927-1401
                                 Attention: President

               with a copy to:   Biovail Corporation
                                 7150 Mississauga Road
                                 Mississauga, Ontario
                                 Canada
                                 L5N 8M5
                                 Fax: 905.286.3050
                                 Chief Legal Officer

               with a copy to:   Morgan, Lewis & Bockius LLP
                                 502 Carnegie Center
                                 Princeton, NJ 08540
                                 Fax: (609) 919-6701
                                 Attention: Randall B. Sunberg

     16.4 INDEPENDENT CONTRACTORS. In making and performing this Agreement, BPI and Kos shall act at all times as independent contractors and nothing contained in this Agreement shall be construed or implied for any purpose to create an agency, partnership, limited partnership, joint venture or employer and employee relationship between BPI and Kos and this Agreement shall not be construed to suggest otherwise. At no time shall one Party make commitments or incur any charges or expenses for or in the name of the other Party. Except as otherwise provided in this Agreement, each Party shall be solely responsible for its own costs and expenses associated with this Agreement.

     16.5 NON-SOLICITATION. Except as otherwise set forth in Article 7, from and after the Effective Date until the **** anniversary of the termination or expiration of this Agreement, neither Party shall, and shall cause each of its Affiliates not to, directly or indirectly, without the other Party's prior written consent, solicit the employment of any employee (or former employee bound by a non-competition obligation) of the other Party or its Affiliates with whom it has come in contact in conducting activities under this Agreement; provided, however, that the foregoing provisions shall not apply to (a) a general advertisement or solicitation program that is not specifically targeted at such persons or (b) the solicitation of any employee after such time as such employee's employment has been terminated by the other Party or its Affiliate.

     16.6 UNITED STATES DOLLARS. References in this Agreement to "Dollars" or "$" shall mean the legal tender of the United States of America.

     16.7 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

     16.8 ASSIGNMENT. Neither Party shall sell, transfer, assign, subcontract, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of its rights or obligations under this Agreement without the prior written consent of the other Party (which consent may be granted, withheld or conditioned at such other Party's sole and absolute discretion); provided, however, that (a) either Party may assign, transfer or subcontract this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Affiliate of such Party and (b) either Party may assign, transfer or subcontract this Agreement or any of its rights or obligations under this Agreement without the consent of the other Party to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates; provided further, however, that to the extent Kos wishes to assign, transfer or subcontract this Agreement (or any of its rights or obligations under this Agreement) pursuant to clauses (a) or (b) above and the assignee or transferee is incorporated or otherwise organized outside the United States or is not a resident of the United States for United States federal income tax purposes, then the prior written consent of BPI shall be required for such assignment, transfer or subcontracting, to the extent any future payments due to BPI under this Agreement would be subject to any withholding taxes or other taxes to be withheld at source, such consent not to be unreasonably withheld. The assigning Party (unless it is not the surviving entity) shall remain jointly and severally liable with, and shall guarantee the performance of, the relevant Affiliate or Third Party assignee under this Agreement, and the relevant Affiliate assignee, Third Party assignee or surviving entity shall assume in writing all of the assigning Party's obligations under this Agreement. Any purported assignment or transfer in violation of this
Section 16.8 shall be void ab initio and of no force or effect.

     16.9 GOVERNING LAW. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto shall be governed by and construed under the substantive laws of the State of New York, without regard to conflicts of law rules that would provide for application of the law of a jurisdiction outside New York.

     16.10 COUNTERPARTS. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures provided by facsimile transmission shall be deemed to be original signatures.

     16.11 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. Without limiting the generality of the foregoing, BPI shall (or shall cause its applicable Affiliate to), upon the reasonable request of Kos and, to the extent required by Kos's GAAP or Securities and Exchange Commission requirements, provide Kos with audited or unaudited historical financial information related to the Product, as reasonably requested by Kos, within a reasonable timeframe after request by Kos, in each case, (i) solely to the extent reasonably practicable and (ii) at Kos's expense.

     16.12 SEVERABILITY. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

     16.13 AMBIGUITIES. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

     16.14 HEADINGS. The headings for each article and section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular article or section.

     16.15 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.


                            [SIGNATURE PAGE FOLLOWS.]

     IN WITNESS WHEREOF, the Parties have executed this Supply and Employee Agreement in by their proper officers as of the date first written above.

KOS PHARMACEUTICALS, INC.               BIOVAIL PHARMACEUTICALS, INC.


By:                                     By:
    ---------------------------------       ------------------------------------
Name:                                   Name:
      -------------------------------         ----------------------------------
Title:                                  Title:
       ------------------------------          ---------------------------------